UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Genworth Financial, Inc.

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6620 West Broad Street Richmond, Virginia 23230

November 1, 2019

Dear Stockholder,

You are invited to attend the 2019 Annual Meeting of Stockholders of Genworth Financial, Inc. to be held at 3:00 p.m. local time on Thursday, December 12, 2019, at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230.

As previously announced, on October 21, 2016, we entered into an agreement and plan of merger (the “Merger Agreement”) with Asia Pacific Global Capital Co., Ltd. (“Parent”), a limited liability company incorporated in the People’s Republic of China, and Asia Pacific Global Capital USA Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent, a subsidiary of China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, “Oceanwide”). Pursuant to the Merger Agreement, Oceanwide has agreed to acquire all of our outstanding common stock for a total transaction value of approximately $2.7 billion, or $5.43 per share in cash. At a special meeting held on March 7, 2017, our stockholders voted on and approved a proposal to adopt the Merger Agreement.

Genworth and Oceanwide remain committed to satisfying the closing conditions under the Merger Agreement as soon as possible, subject to receipt of the required regulatory approvals. Because the pending transaction has not yet been completed, the 2019 Annual Meeting of Stockholders has been scheduled in order to ensure that we remain in compliance with the listing standards of the New York Stock Exchange, which require each listed issuer to hold an annual meeting of stockholders no later than one year after the end of the issuer’s fiscal year. In the event the proposed merger is completed by December 12, 2019, the 2019 Annual Meeting will not be held.

The 2019 Annual Meeting of Stockholders will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of 2019 Annual Meeting of Stockholders and Proxy Statement, and discussion and voting on any other business matters properly brought before the meeting.

The compensation information included in the Proxy Statement reflects compensation paid to our directors and named executive officers in 2018. This information was previously disclosed in an amendment to our Form 10-K for the fiscal year ended December 31, 2018, which was filed with the U.S. Securities and Exchange Commission on April 15, 2019.

Whether or not you plan to attend the 2019 Annual Meeting of Stockholders, you can ensure your shares are represented at the meeting by promptly submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card.

Cordially,

/s/ James S. Riepe	/s/ Thomas J. McInerney
James S. Riepe	Thomas J. McInerney
Non-Executive Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

3:00 p.m., December 12, 2019

The Westin Richmond

6631 West Broad Street

Richmond, Virginia 23230

November 1, 2019

To our Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2019 Annual Meeting of Stockholders will be held at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230, on Thursday, December 12, 2019, at 3:00 p.m. local time, to address all matters that may properly come before the 2019 Annual Meeting of Stockholders. In addition to receiving a report on our business operations, stockholders will be asked:

(1)	to elect the eight nominees named in this Proxy Statement as directors until the next annual meeting;

(2)	to approve, on an advisory basis, the compensation of our named executive officers;

(3)	to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2019; and

(4)	to transact such other business as may properly come before the 2019 Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on October 18, 2019 will be entitled to vote at the meeting and any adjournments. In accordance with the U.S. Securities and Exchange Commission rule, we are furnishing this Proxy Statement and our 2018 Annual Report to many of our stockholders solely over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly. In addition, it lowers our costs of printing and delivering these materials, and reduces the environmental impact of our 2019 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials sent to many of our stockholders explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials.

We urge you to participate in the 2019 Annual Meeting of Stockholders, either by attending and voting in person or by voting through other acceptable means as promptly as possible. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Each share of Class A Common Stock issued and outstanding as of the record date is entitled to one vote on each matter to be voted upon at our 2019 Annual Meeting of Stockholders. Your vote is important and we urge you to vote.

This Notice, the Proxy Statement and proxy card are first being made available or mailed to stockholders on or about November 1, 2019.

Cordially,

/s/ Michael J. McCullough
Michael J. McCullough
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 12, 2019

GENWORTH’S NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS, PROXY

STATEMENT AND 2018 ANNUAL REPORT ARE AVAILABLE, FREE OF CHARGE, AT:

WWW.PROXYVOTE.COM

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

6620 West Broad Street Richmond, Virginia 23230

November 1, 2019

Dear Stockholder,

As the chair of the Management Development and Compensation Committee of Genworth Financial, Inc.’s Board of Directors, and on behalf of the Board, I thank you for your continued investment in Genworth.

The Board of Directors and management remain wholly focused on closing the Oceanwide transaction. This pending transaction has impacted our compensation decisions over the last three years, as we have had to balance trying to close the deal with pay for performance based on the accomplishment of financial and strategic results that improve the value of our company. We also remain committed to sound corporate governance practices and holding ourselves accountable to our stockholders. As part of our commitment, our management team began a stockholder engagement effort at the end of 2018 on a number of important issues including our executive compensation programs, and these efforts have continued throughout 2019. In addition, over the last several weeks I reached out to our largest institutional stockholders, representing in aggregate approximately 60% of our outstanding shares, in order to solicit specific feedback on our compensation program and proactively discuss a number of program design elements. I spoke with all stockholders who accepted this invitation for a discussion.

Over the next several pages of the Proxy Summary section, we outline the feedback we’ve received through these conversations, as well as changes we have made and plan to make to our compensation programs in response to this feedback.

On behalf of the Board of Directors, I’d like to personally thank those stockholders who took the time to speak with me and other members of management. You provided a critical source of feedback on our compensation programs, which will be central to the work of the Management Development and Compensation Committee as we evaluate and review our programs for the future. I appreciate your commitment to Genworth’s future success and your candor in sharing your views on our path to get there.

Thank you again for your investment and continued interest in Genworth.

Cordially,

/s/ David M. Moffett

David M. Moffett

Chairman of the Management Development & Compensation Committee

i

PROXY SUMMARY

This summary highlights information about Genworth Financial, Inc. (the “company,” “Genworth,” “we,” “our” and “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for Genworth’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

2019 Annual Meeting of Stockholders Information

Date and Time:	Thursday, December 12, 2019 at 3:00 p.m. local time
Place:	The Westin Richmond, 6631 West Broad St., Richmond, Virginia 23230
Record Date:	October 18, 2019

Voting Matters and Board Recommendations

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR each nominee	2
2. Advisory Vote to Approve Named Executive Officer Compensation	FOR	62
3. Ratification of Independent Registered Public Accounting Firm	FOR	66

Voting

We encourage you to participate in the 2019 Annual Meeting, either by attending and voting in person or by voting through other acceptable means as promptly as possible. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Each share of Class A Common Stock issued and outstanding as of the record date is entitled to one vote for each director nominee and one vote for each of the other proposals properly presented at the meeting. Your vote is important, and we urge you to vote.

Meeting Admission

If you plan to attend the 2019 Annual Meeting, please follow the instructions on page 68 of the accompanying Proxy Statement.

2018 Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December  31, 2018 accompanies this Proxy Statement.

Date of Distribution

The Notice, the Proxy Statement and proxy card are first being made available or mailed to stockholders on or about November  1, 2019.

Compensation Information

The compensation information included in the Proxy Statement reflects compensation paid to our directors and named executive officers in 2018, which was previously disclosed in Amendment No. 1 to our Form 10-K for the fiscal year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (“SEC”) on April 15, 2019 (“Amendment No. 1 to Form 10-K”). Certain additional information, including information about our corporate governance, director independence, our policy for related party transactions, and accounting fees and services, was also disclosed in Amendment No. 1 to Form 10-K.

Company Performance and Executive Compensation Highlights

2018 Company Performance Highlights
• Delivered full year net income of $119 million, or $0.24 per diluted share, and adjusted operating income of $179 million*, or $0.36 per diluted share.	• U.S. MI 2018 full year adjusted operating income of $490 million*, the highest annual income ever for that business and a 58% increase over 2017.	• Continued progress on multi-year LTC rate action plan with ~$400 million incremental annual premium increases approved in 2018, with an NPV of over $2 billion.
• Improved holding company financial strength, completing a bondholder consent solicitation to eliminate a technical default risk and issued a $450 million secured term loan.	• U.S. MI’s first dividend to the holding company since 2007. • Canada and Australia MI delivered $180 million in dividends to the holding company in 2018.	• Cumulative NPV of $10.5 billion of approved LTC rate actions since 2012. • Actively engaged with the NAIC for a national approach to review LTC insurance premium rates.

Company Performance in 2018

Despite a challenging geopolitical landscape, and low interest rate environment, Genworth’s performance highlights in 2018 include:

•	Full year net income of $119 million, or $0.24 per diluted share, and adjusted operating income of $179 million*, or $0.36 per diluted share;

•

Continued progress on our multi-year long-term care (“LTC”) rate action plan with nearly $400 million incremental annual premium increases approved in 2018, with a net present value (“NPV”) of over $2 billion and cumulative NPV of $10.5 billion of approved rate actions since 2012;

•	Active engagement with the National Association of Insurance Commissioners (“NAIC”) for a national approach to review long-term care insurance premium rates;

•	Improved holding company financial strength, with completion of a bondholder consent solicitation to eliminate a technical default risk and completion of a $450 million secured term loan issuance;

•	U.S. Mortgage Insurance (“MI”) 2018 full year adjusted operating income of $490 million*, the highest annual income ever for that business and a 58% increase over 2017;

•	U.S. MI’s first dividend to the holding company since 2007;

•	Strong capital levels with substantial capital above management targets in Canada and Australia MI;

•	Canada and Australia MI provided $180 million in dividends to the holding company in 2018; and

•

Negative performance in U.S. Life Insurance driven by actuarial assumption updates on legacy LTC and life insurance policies. We expect to manage these businesses with their existing capital and future LTC premium rate actions, with no further plans to infuse or extract capital.

*

Non-U.S. generally accepted accounting principles (“GAAP”) measure. For a reconciliation of U.S. GAAP and non-GAAP financial measures, see Exhibit 99.2 to the company’s Current Report on Form 8-K filed with the SEC on February 5, 2019.

Oceanwide Transaction Highlights

2018 & 2019 Oceanwide Transaction Highlights

• Genworth and Oceanwide have made significant progress towards closing the proposed transaction.	• Received clearance from CFIUS following 18-month review process.

•  Agreed to a new capital investment plan under which Oceanwide will contribute $1.5 billion to Genworth following the successful closing of the transaction to facilitate regulatory approval of the transaction.

• Genworth and Oceanwide agreed to extend the merger agreement deadline to not later than December 31, 2019. • Both parties remain committed to closing the transaction as soon as possible.	• Received regulatory approvals from remaining U.S. regulators including Delaware, New York, Virginia and North Carolina. • China’s NDRC accepted Oceanwide’s filing.
• Announced sale of Genworth’s 57% stake in Genworth Canada to Brookfield Business Partners for approximately $1.8 billion.

As previously announced, China Oceanwide Holdings Group, Ltd. (together with its affiliates, “Oceanwide”) has agreed to acquire all of our outstanding common stock for a total transaction value of approximately $2.7 billion, or $5.43 per share in cash. The transaction has been approved by Genworth’s stockholders, and is subject to other closing conditions, including the receipt of regulatory approvals. While Genworth and Oceanwide experienced continued delays in the regulatory review process, the parties have made significant progress towards closing the proposed transaction.

In 2018 and 2019, Genworth and Oceanwide worked diligently to satisfy many of the necessary criteria of our regulators to ultimately approve the transaction, including:

Clearance from the Committee on Foreign Investment in the United States.

•

This roughly 18-month process—from Oceanwide’s initial filing in January 2017 to completion in June 2018—demanded a multi-disciplinary approach resulting in an innovative solution to provide additional protections for our policyholders’ data to best address the concerns of the Committee on Foreign Investment in the United States (“CFIUS”).

Receipt of required regulatory approvals from the remainder of our domestic insurance regulators, as well as one Chinese regulator.

•

Following the filing of supplemental information on the transaction in September 2018, Genworth and Oceanwide received conditional approvals from all of the Company’s U.S.-based insurance regulators, including Delaware, New York, Virginia and North Carolina.

•	Additionally, the National Development and Reform Commission (“NDRC”) of the People’s Republic of China accepted Oceanwide’s filing in connection with the merger agreement in October 2018.

Announced the planned sale of Genworth’s approximately 57% stake in Genworth MI Canada Inc. (“Genworth Canada”) to Brookfield Business Partners L.P. (“Brookfield”) for approximately USD$1.8 billion on August 13, 2019.

•

Although Genworth Canada is one of Genworth’s top-performing businesses, the lack of transparent feedback or guidance from Canadian regulators about their review of the proposed merger with Oceanwide compelled us to look at strategic alternatives for Genworth Canada that would eliminate the need for Canadian regulatory approval.

•	The proposed sale of our stake in Genworth Canada also increases Genworth’s financial flexibility whether or not the Oceanwide transaction is consummated.

•

Additionally, as part of the terms of the Genworth Canada transaction, Brookfield agreed to provide Genworth with up to USD$850 million in bridge financing to meet Genworth liquidity needs in the event regulatory approvals for the transaction are not received by October 31, 2019.

In conjunction with the announcement of the proposed sale of Genworth Canada to Brookfield, Genworth and Oceanwide entered into an additional waiver and agreement extending the merger agreement deadline to not later than December 31, 2019. Both Genworth and Oceanwide remain committed to closing the transaction as soon as possible. The closing of the merger remains subject to other closing conditions and approvals. In addition, Oceanwide will need to receive clearance in China for currency conversion and the transfer of funds.

Our Executive Compensation Philosophy and Principles

Genworth’s executive compensation philosophy is to establish target total direct compensation with reference to our peer group and to tie a substantial portion of our executives’ compensation to performance against objective business goals. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our stockholders.

Our guiding principles are:

✓	Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes

✓	At-risk pay and compensation design should reflect an executive officer’s impact on company performance over time

✓	Total compensation opportunities should be competitive within the relevant marketplace

✓	Incentive compensation should reward financial and operational performance, and allow for some qualitative adjustment, if appropriate

✓	Plan designs and incentives should support appropriate risk management practices

v

How our Executive Compensation Program Supports our Business Strategy

Our executive compensation program supports our business strategy through program design that links executive compensation to achievement of business and financial growth goals. As a result, our executive compensation programs are closely aligned with Company performance. A significant portion of our targeted executive pay (79% or more in 2018) is variable and covers annual and multi-year performance periods.

(1)	Represents 2018 annual incentive at target.
(2)	Represents grant date fair value of long-term incentive awards made in 2018. “PSUs” means performance stock units and “RSUs” means restricted stock units. “PCA” means performance-based cash awards.

Annual Incentive Awards

Below is a summary of the financial and strategic objectives of our named executive officers under our annual incentive plan for 2018. For further details around our annual incentive performance metrics see pages 30-31.

	Financial Objectives	Strategic Objectives
Chief Executive Officer

•  U.S. Life Insurance: Operating Income metrics

•  Global Mortgage Insurance (“GMI”): Operating Income and Return on Equity (“ROE”) metrics

Note: At the request of certain state insurance regulators, the company did not set specific incremental LTC premium increase financial targets for Genworth’s Chief Executive Officer.

• Close Oceanwide Transaction & Transition Execution • Meaningful Progress in Addressing NAIC LTC Regulatory Framework

Other Named Executive Officers (“NEOs”) (Excluding Chief Investment Officer)	• U.S. Life Insurance: Operating Income metrics; Gross incremental premiums for LTC in-force rate actions • GMI: Operating Income and ROE metrics	• Close Oceanwide Transaction & Transition Execution

Chief Investment Officer

•  Net Investment Income

•  Total Company U.S. GAAP Impairments and trading losses

•  U.S. Life Insurance Impairments and trading losses and Capital/Credit Migration Impact

•  Purchase Yield vs. External Benchmark

• U.S. Life Insurance Private Asset Production • GMI Global Asset Production • Strategic Asset Production

Long-Term Incentive Awards

We believe that the largest component of our annual compensation opportunities for named executive officers should be in the form of longer-term incentives, including annual long-term equity and cash grants. Taken together, we believe our annual long-term incentive grants provide our continuing named executive officers with effective retention value and appropriate incentives to achieve long-term company performance objectives, while aligning our executive officer compensation programs with the long-term interests of our stockholders. For 2018, our continuing named executive officers’ long-term equity grants were awarded 50% in PSUs and 50% in RSUs for our CEO, and 100% in PCAs for our other eligible named executive officers. As discussed below, beginning in 2019, our CEO’s long-term equity is 100% performance-based.

It is important to note that as a result of the transaction with Oceanwide, we believe our stock price has been effectively capped at the merger consideration of $5.43 per share, which limits both stockholder return and gains on equity awards provided to executives. Additionally, challenges from our legacy long-term care insurance blocks of business (underwritten or assumed from 1974 to 2007) have materially impaired the financial performance and stockholder value of the company. Therefore, as a result of these factors, the Management Development and Compensation

Committee (the “Compensation Committee”) chose long-term incentive award vehicles in 2018 that are retentive and/or based on operating income performance rather than tied to total stockholder return or other stock price metrics.

Impact of Oceanwide Transaction on Compensation

While we acknowledge the length of the pending transaction with Oceanwide is unusual because of unanticipated regulatory delays, our Board of Directors has continued to believe that completion of this transaction is the best strategic outcome for Genworth and its stockholders. Our continued work toward closing the merger with Oceanwide has taken considerable effort and resources to obtain the various regulatory approvals necessary to consummate the transaction. Our compensation programs have continued to include incentives that encourage the achievement of metrics that will provide long-term value to Genworth, but we have also provided incentives to encourage the closing of the Oceanwide transaction as soon as possible despite geopolitical uncertainty.

We have had to maintain certain elements of our business and compensation structures in a consistent manner pursuant to the Merger Agreement with Oceanwide. In light of this obligation, considerations were made regarding annual and long-term incentives paid in 2018, to not penalize executives for previously set goals that conflict with our commitments to Oceanwide under the pending transaction.

The Merger Agreement with Oceanwide does not include any special compensation awards for any continuing named executive officer. No cash payments or acceleration of equity awards will be triggered for executive officers based solely on the closing of the Oceanwide transaction. Outstanding equity awards held by executive officers immediately prior to the closing of the Oceanwide transaction will be automatically converted into the right to receive a cash payment equal to $5.43 per share, but will remain subject to their existing vesting schedule. For further information regarding executive compensation in connection with the Oceanwide transaction, see our proxy statement for the special meeting of stockholders held on March 7, 2017, which was filed on January 25, 2017.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

Annual advisory votes to approve named executive officer compensation serve as a tool to help guide the Compensation Committee in evaluating the alignment of the company’s executive compensation programs with the interests of the company and our stockholders. In preparation for the 2018 advisory vote, we contacted many of our institutional stockholders in the Fall of 2018 for their input on the company’s compensation and governance practices, and to address their questions. At the 2018 Annual Meeting, over 55% of the shares voted were cast in favor of the compensation paid to the named executive officers in 2017, as discussed and disclosed in the 2018 proxy statement.

We have historically had a very high Say on Pay approval rate, and the results in 2018 were quite different from prior year results. Our Compensation Committee chair, David Moffett, recently reached out to our largest institutional stockholders, representing in aggregate approximately 60% of our outstanding shares, to solicit their feedback and input on our compensation programs. He, our Executive Vice President—Human Resources, and our Corporate Secretary spoke with all stockholders who accepted his invitation for a discussion. Mr. Moffett then reviewed the feedback received from these stockholders with the other members of the Compensation Committee.

The table below highlights key points of discussion during these stockholder calls with Mr. Moffett in 2019, along with certain changes that the Compensation Committee has implemented in connection with future compensation decisions. The Compensation Committee believes the changes to our program described below ensure better alignment with market best practices and address key stockholder feedback.

What We Heard	Response
Desire to have Chief Executive Officer’s long-term incentive awards utilize more performance-based vehicles	• CHANGE: Eliminated time-based awards from the Chief Executive Officer pay program and transitioned target long-term award values to 100% performance stock unit grants starting in 2019
Increase long-term focus of performance stock awards	• CHANGE: Starting with the 2019 performance stock unit grant, the performance will be measured over a three-year cumulative period instead of three separate one-year measurement periods
Support for existing annual incentive structure, however, consider disclosure that sets forth the components of annual incentive awards for each NEO in a simplified and more straightforward manner

•  The Compensation Committee agrees that our current annual incentive structure is appropriate to ensure that pay is tied not only to the short-term financial results, but also strategic work required in running our business as well as working towards a successful completion of the Oceanwide transaction

•  CHANGE: The Compensation Discussion and Analysis section for 2018 executive compensation has been supplemented to include specific annual incentive payout metrics and weightings for each NEO. See pages 33-36.

Prioritization on completing the Oceanwide transaction as soon as possible, while continuing to focus on metrics to drive long-term stockholder value

•  The Compensation Committee will continue to consider all aspects of the Oceanwide transaction when reviewing short- and long-term incentive pay performance to ensure that both company financial performance and transaction related activities are incentivized and recognized

•  We continue to believe a successful completion of the Oceanwide transaction is in the best interest of our stockholders and our company

The compensation information set forth in this proxy statement relates to 2018 and therefore does not reflect all of the benefits of the stockholder feedback we received in 2019. Our Compensation Committee, however, has already incorporated certain changes for 2019 compensation decisions, as noted above, and will continue to consider changes to our executive compensation program that incorporate feedback from our stockholders and help to ensure that our executive compensation is aligned with the interests of our stockholders.

Our Director Nominees

The table below sets forth information about our director nominees, each of whom is an incumbent member of the Genworth Financial, Inc. Board of Directors (the “Board” or the “Board of Directors”), including their ages, length of service on our Board and relevant experience. The Board has determined that seven of the eight nominees are independent directors under the New York Stock Exchange listing requirements and our Governance Principles.

Director Nominee	Age	Director Since	Experience
G. Kent Conrad	71	2013	Former U.S. Senator
Melina E. Higgins	52	2013	Former Partner at The Goldman Sachs Group, Inc.
Thomas J. McInerney	63	2013	President and Chief Executive Officer of Genworth Financial, Inc.
David M. Moffett	67	2012	Former Chief Executive Officer and a director of Federal Home Loan Mortgage Corporation
Thomas E. Moloney	75	2009	Former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc.
Debra J. Perry	68	2016	Former Executive at Moody’s Investor Service, Inc.
Robert P. Restrepo Jr.	69	2016	Former Chairman and President and Chief Executive Officer of State Auto Financial Corporation
James S. Riepe+	76	2006	Former Vice Chairman of T. Rowe Price Group, Inc.

+	Non-Executive Chairman of the Board

Our Corporate Governance Facts

Size of Board as of November 1, 2019	9
Number of Independent Directors as of November 1, 2019	8
Board Committees Consist Entirely of Independent Directors	Yes
All Director Nominees Attended at least 75% of Meetings Held in 2018	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Independent Chairman and CEO	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Stockholders Holding at least 40% of Outstanding Common Stock Have Ability to Call Special Meeting	Yes
Stock Ownership Requirements for Directors	Yes
Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers	Yes
Corporate Social Responsibility Section of Our Corporate Website	Yes
Poison Pill	No

x

Additional Executive Compensation Governance Facts

Annual Advisory Approval of Executive Compensation	Yes
Use of Performance-Based Long-Term Incentives	Yes
Stock Ownership Requirements for Executive Officers	Yes
Stock Ownership Requirement for CEO, as a Multiple Of Base Salary	7x
Retention Requirements for Equity Awards	Yes
Clawback Policy	Yes
Double-Trigger for Change of Control Benefits	Yes
Excise Tax Gross-Ups for Change of Control Benefits	No

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

As previously announced, on October 21, 2016, we entered into an agreement and plan of merger (the “Merger Agreement”) with Asia Pacific Global Capital Co., Ltd. (“Parent”), a limited liability company incorporated in the People’s Republic of China, and Asia Pacific Global Capital USA Corporation, a Delaware corporation and a direct subsidiary of China Oceanwide Holdings Group Co., Ltd. (together with its affiliates, “Oceanwide”). Pursuant to the Merger Agreement, Oceanwide has agreed to acquire all of our outstanding common stock for a total transaction value of approximately $2.7 billion, or $5.43 per share in cash. At a special meeting held on March 7, 2017, our stockholders voted on and approved a proposal to adopt the Merger Agreement.

Genworth and Oceanwide remain committed to satisfying the closing conditions under the Merger Agreement as soon as possible, subject to receipt of the required regulatory approvals. Because the pending transaction has not yet been completed, the 2019 Annual Meeting of Stockholders has been scheduled in order to ensure that we remain in compliance with the listing standards of the New York Stock Exchange (“NYSE”), which require each listed issuer to hold an annual meeting of stockholders no later than one year after the end of the issuer’s fiscal year. In the event the proposed merger is completed by December 12, 2019, the 2019 Annual Meeting will not be held.

This Proxy Statement is furnished in connection with the solicitation of proxies by Genworth on behalf of the Board of Directors for the 2019 Annual Meeting. The Notice of 2019 Annual Meeting of Stockholders, the Proxy Statement and proxy card are first being made available or mailed to stockholders on or about November 1, 2019.

Your vote is important. Whether or not you plan to attend the 2019 Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the proxy card. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting in person at the 2019 Annual Meeting, by delivering a subsequent proxy or by notifying Genworth’s Corporate Secretary in writing of such revocation. Attendance at the meeting alone will not revoke a previously submitted proxy.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are making this Proxy Statement and our 2018 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”), available to our stockholders on the Internet. We mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our 2018 Annual Report. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote online, or have been mailed paper copies of our proxy materials and a proxy card (or a voting instruction form from their broker, bank or other nominee).

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the costs associated with our 2019 Annual Meeting, and reduce the environmental impact of our 2019 Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ELECTION OF DIRECTORS

Currently, nine directors serve on our Board of Directors, the terms for whom all expire at the 2019 Annual Meeting. One of our current directors, William H. Bolinder, will not stand for re-election at the 2019 Annual Meeting. Our Board of Directors adopted a resolution in October 2019 setting the size of the Board of Directors at eight members, effective as of the 2019 Annual Meeting. Accordingly, at the 2019 Annual Meeting, eight directors are to be elected to hold office until the 2020 Annual Meeting and until their successors have been duly elected and qualified or until the earlier of their resignation or removal in a manner provided for in the Bylaws and our Board of Directors will be reduced to eight. Working through its Nominating and Corporate Governance Committee, our Board of Directors continually evaluates the optimal size for the Board and may consider the addition of one or more independent directors to the Board.

The eight nominees for election at the 2019 Annual Meeting are listed on pages 3-6 with brief biographies, a list of their current committee memberships and descriptions of their qualifications and skills to serve as our directors. See the Board of Directors and Committees—Board Composition section below for a description of how our directors’ blend of backgrounds benefits our company. The Board of Directors has determined that seven of the eight nominees are independent directors under the NYSE listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.

All of the nominees named in this Proxy Statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

Our Governance Principles state that directors generally will not be nominated for election to our Board of Directors after their 73rd birthday, although the Board may nominate candidates over 73 for special circumstances. The Board of Directors has determined that special circumstances exist to nominate each of Mr. Moloney and Mr. Riepe for election to the Board after his 73rd birthday. Each of Mr. Moloney and Mr. Riepe have served in key leadership roles while providing financial and/or insurance industry expertise to our Board. In addition, they each have actively participated in our strategic review process and we believe that their background and knowledge of our businesses and strategy is important at this time to provide Board continuity in light of the pending merger with Oceanwide and as Genworth continues to pursue actions to maximize stockholder value. As a result, the Board believes that retaining each of Mr. Moloney and Mr. Riepe on the Board of Directors is in the best interest of our stockholders, and has nominated each of Mr. Moloney and Mr. Riepe for election as directors to hold office until the 2020 Annual Meeting and until his successor has been elected and qualified.

Committees Nominating and Corporate Governance (Chair) Risk

G. Kent Conrad, 71, former U.S. Senator. Director since March 2013.

Sen. Conrad served as a U.S. Senator representing the State of North Dakota from January 1987 to January 2013. He served as the Chair of the Senate Budget Committee from 2006 until his retirement. Prior to serving in the U.S. Senate, Sen. Conrad served as the Tax Commissioner for the State of North Dakota from 1981 to 1986 and as Assistant Tax Commissioner from 1974 to 1980. Sen. Conrad received an A.B. in Political Science from Stanford University and an M.B.A. from George Washington University.

Qualifications: Sen. Conrad’s 26 years of experience as a U.S. Senator, including serving as Chair of the Senate Budget Committee for approximately eight years, provides the Board with extensive information and insight into public policy, fiscal affairs, governmental relations and legislative and regulatory issues.

Committees Management Development and Compensation Nominating and Corporate Governance

Melina E. Higgins, 52, former Partner at The Goldman Sachs Group. Director since September 2013.

Ms. Higgins retired in 2010 from a nearly 20-year career at The Goldman Sachs Group Inc., where she served as a Managing Director from 2001 and a Partner from 2002. During her tenure at Goldman Sachs, Ms. Higgins served as Head of the Americas and Co-Chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets. She also served as a member of the Investment Committee for the Principal Investment Area, which oversaw and approved global private equity and private debt investments. Goldman’s Principal Investment Area was one of the largest alternative asset managers in the world. Ms. Higgins has served as a director of Mylan N.V. since February 2013. Ms. Higgins has also served as non-executive chairman of the board of Antares Midco, Inc. since January 2016 and is a member of the Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government. Ms. Higgins received a B.A. in Economics and Spanish from Colgate University and an M.B.A. from Harvard Business School.

Qualifications: Ms. Higgins’ extensive finance and investment experience, having spent nearly 20 years with The Goldman Sachs Group, Inc., as well as serving as a director for both public and private companies, provides the board with significant insight in connection with our restructuring and turnaround initiatives.

Thomas J. McInerney, 63, President and Chief Executive Officer of Genworth Financial, Inc. Director since January 2013.

Mr. McInerney has been our President and Chief Executive Officer and a director since January 2013. Before joining our company, Mr. McInerney had served as a Senior Advisor to the Boston Consulting Group from June 2011 to December 2012, providing consulting and advisory services to leading insurance and financial services companies in the United States and Canada. From October 2009 to December 2010, Mr. McInerney was a member of ING Groep’s Management Board for Insurance, where he was the Chief Operating Officer of ING’s insurance and investment management business worldwide. Prior to that, he served in a variety of senior roles with ING Groep NV after serving in many leadership positions with Aetna, where he began his career as an insurance underwriter in June 1978. Mr. McInerney is a member of the American Council of Life Insurers and serves, and has served, on its CEO Steering Committees and Board. Mr. McInerney received a B.A. in Economics from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College and serves on Tuck’s Board of Advisors.

Qualifications: Mr. McInerney offers insight into our company from his current role as the President and Chief Executive Officer. He also brings extensive knowledge of the insurance and financial services industries gained through over 40 years of experience serving in significant leadership positions with Genworth, ING Groep NV and Aetna.

Committees Management Development and Compensation (Chair) Nominating and Corporate Governance

David M. Moffett, 67, former Chief Executive Officer and director of Federal Home Loan Mortgage Corporation. Director since December 2012.

Mr. Moffett was the Chief Executive Officer and a director of the Federal Home Loan Mortgage Corporation from September 2008 until his retirement in March 2009. Prior to this position, Mr. Moffett served as a Senior Advisor with the Carlyle Group LLC from May 2007 to September 2008. Mr. Moffett also served as the Vice Chairman and Chief Financial Officer of U.S. Bancorp from 2001 to 2007, after its merger with Firstar Corporation, having previously served as Vice Chairman and Chief Financial Officer of Firstar Corporation from 1998 to 2001 and as Chief Financial Officer of StarBanc Corporation, a predecessor to Firstar Corporation, from 1993 to 1998. Mr. Moffett has served as a director of CSX Corporation since May 2015, and PayPal Holdings, Inc. since July 2015 (currently serving as its Lead Director). He also previously served on the boards of directors of CIT Group Inc. from July 2010 to May 2016, eBay Inc. from July 2007 to July 2015, MBIA Inc. from May 2007 to September 2008, The E.W. Scripps Company from May 2007 to September 2008 and Building Materials Holding Corporation from May 2006 to November 2008. Mr. Moffett also serves as a trustee on the boards of Columbia Fund Series Trust I and Columbia Funds Variable Insurance Trust, overseeing approximately 52 funds within the Columbia Funds mutual fund complex. He also serves as a trustee for the University of Oklahoma Foundation. Mr. Moffett holds a B.A. degree in Economics from the University of Oklahoma and an M.B.A. degree from Southern Methodist University.

Qualifications: Mr. Moffett has many years of experience as the chief financial officer of public financial services companies. He also has experience as the chief executive officer of an entity in the housing finance industry, including related public policy experience.

Committees Audit Risk (Chair)

Thomas E. Moloney, 75, former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. Director since October 2009.

Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in this position since 1992. Mr. Moloney served in various roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney has served as a director of SeaWorld Entertainment, Inc. since January 2015. He also previously served as a director of MSC from 2005 to 2012 (MSC was acquired in 2012 and ceased to be a public company in 2008). Mr. Moloney is on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney received a B.A. in Accounting from Bentley University and holds a Silver Level Executive Masters Professional Director Certification from the Corporate Directors Group.

Qualifications: Mr. Moloney provides almost 40 years of insurance industry and accounting experience, including having served as the chief financial officer of a public insurance company. He provides extensive knowledge of accounting and finance in regard to insurance products as well as risk assessment and risk oversight.

Committees Audit Risk

Debra J. Perry, 68, former Executive at Moody’s Investor Service, Inc. Director since December 2016.

Ms. Perry worked at Moody’s Corporation from 1992 to 2004. From 2001 to 2004, Ms. Perry was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance and U.S. Public Finance Groups. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer, and from 1996 to 1999, she was a group managing director for the Finance, Securities and Insurance Rating Groups of Moody’s Corporation. Ms. Perry has served as a director of Assurant, Inc., a provider of risk management solutions, since August 2017 and as risk committee chair since May 2019; and as a director of Korn/Ferry International, a talent management and executive search firm, since 2008. She has also served as a director of The Bernstein Funds (which currently oversees the Sanford C. Bernstein Fund, the Bernstein Fund and the Alliance Multi-Manager Alternative Fund) since July 2011 and has served as chair since July 2018. She was a member of the board of PartnerRe, a Bermuda-based reinsurance company, from June 2013 to March 2016. She was also a trustee of the Bank of America Funds from June 2011 until April 2016. Ms. Perry served on the board of directors of CNO Financial Group, Inc. from 2004 to 2011. In 2014, Ms. Perry was named to the National Association of Corporate Directors’ Directorship 100, which recognizes the most influential people in the boardroom and corporate governance community. From September 2012 to December 2014, Ms. Perry served as a member of the Executive Committee of the Committee for Economic Development (“CED”) in Washington, D.C. a non-partisan, business-led public policy organization, until its merger with the Conference Board, and she continues as a member of CED. Ms. Perry received her B.A. in History from the University of Wisconsin and her M.A. in European History from Yale University.

Qualifications: Ms. Perry brings extensive knowledge of corporate governance as a result of her many years of board and board committee experience, including service on multiple audit committees, two of which she has chaired. Ms. Perry also has significant experience in executive management at a Nationally Recognized Statistical Rating Organization, or “NRSRO,” where she oversaw the financial analysis and assignment of credit and financial strength ratings to financial and industrial companies and public sector entities, including the global insurance industry.

Committees Audit (Chair) Management Development and Compensation

Robert P. Restrepo Jr., 69, former Chairman and President and Chief Executive Officer of State Auto Financial Corporation. Director since December 2016.

Mr. Restrepo retired from State Auto Financial Corporation in 2015, having served as its Chairman from 2006 to December 2015 and as its President and Chief Executive Officer from 2006 to May 2015. Mr. Restrepo has over 40 years of insurance industry experience, having held executive roles at Main Street America Group, Hanover Insurance Group Inc. (formerly Allmerica Financial Corp), Travelers and Aetna. Mr. Restrepo has served as a director of Majesco, a provider of insurance software and consulting services, since August 2015, and RLI Corp., a property and casualty insurance company, since July 2016. Mr. Restrepo also currently serves on the boards of directors of The Larry H. Miller Group of Companies and Nuclear Electric Insurance Limited. Mr. Restrepo received a B.A. in English from Yale University.

Qualifications: Mr. Restrepo offers over 40 years of experience managing and operating insurance companies and has expertise in corporate governance, acquisitions, risk, strategic planning and leadership development.

Committees Audit Management Development and Compensation

James S. Riepe, 76, Senior Advisor and former Vice Chairman of T. Rowe Price Group, Inc. Director since March 2006, Lead Director from February 2009 to May 2012 and Non-Executive Chairman of the Board since May 2012.

Mr. Riepe is a retired Vice Chairman and a Senior Advisor at T. Rowe Price Group, Inc. Mr. Riepe served as the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Prior to joining T. Rowe Price Group, Inc. in 1981, Mr. Riepe was an Executive Vice President of The Vanguard Group. He has served as a director of LPL Financial Holdings Inc. since February 2008. Mr. Riepe also previously served on the boards of directors of The NASDAQ OMX Group, Inc. from May 2003 to May 2014, T. Rowe Price Group, Inc. from 1981 to 2006 and 57 T. Rowe Price registered investment companies (mutual funds) until his retirement in 2006. He is an Emeritus member of the University of Pennsylvania’s Board of Trustees and Trustee of Penn Medicine. Mr. Riepe received a B.S. in Industrial Management, M.B.A. and Honorary Doctor of Laws degree from the University of Pennsylvania.

Qualifications: Mr. Riepe brings to the Board significant expertise in finance and investments, as well as extensive management and operating experience, gained through his role as a senior executive in the investment management industry, including 23 years with T. Rowe Price.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

ELECTION OF SEN. CONRAD, MS. HIGGINS, MR. MCINERNEY,

MR. MOFFETT, MR. MOLONEY, MS. PERRY, MR. RESTREPO AND MR. RIEPE.

CORPORATE GOVERNANCE

Governance Principles

Our Governance Principles are published on Genworth’s website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees. To view these materials, go to www.genworth.com, select “Investors” and then select “Corporate Governance.” The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Genworth’s website.

Meeting Attendance

The Board and its committees held the following number of meetings during 2018:

Number of Meetings
Board of Directors	14
Audit Committee	12
Management Development and Compensation Committee	5
Nominating and Corporate Governance Committee	6
Risk Committee	7

During 2018, each of our director nominees attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). As set forth in the Governance Principles, directors are expected to attend the 2019 Annual Meeting. All of our current directors, other than Mr. Moffett and Ms. Perry, attended the 2018 Annual Meeting of Stockholders.

Board Leadership Structure

Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. As further described in our Governance Principles, the company’s business is conducted day-to-day by its officers, under the direction of our Chief Executive Officer (“CEO”) and the oversight of the Board, to enhance the long-term value of the company for its stockholders. Our Bylaws require our Board of Directors to appoint a Chairman of the Board but give it the flexibility to appoint as Chairman (i) our CEO, (ii) an independent director or (iii) a non-independent director other than the CEO. Our Board of Directors determines who to appoint as our Chairman based on the knowledge and experience of the people then serving on our Board of Directors and as CEO and chooses the person whom it believes best meets the needs of our company at that time. Our Board of Directors has determined that having Thomas J. McInerney serve as our CEO and a director and James S. Riepe serve as our Non-Executive Chairman of the Board is the appropriate leadership structure for our company at this time. In May 2012, our Board selected Mr. Riepe, one of our independent directors since 2006 and formerly our Lead Director, to serve as our Non-Executive Chairman of the Board due to Mr. Riepe’s service with and knowledge of our company and his significant leadership experience.

As more fully set forth in our Governance Principles, available on our website (to view, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and then select “Governance Principles”), the Non-Executive Chairman’s responsibilities and authority include:

•	presiding at all meetings of the Board, stockholders and non-management and independent directors;

•	facilitating efficient Board operations through regular engagement with standing committees of the Board and individual directors;

•	regularly communicating with the CEO to provide him or her with advice and counsel, and to share information about recent developments;

•	serving as a liaison between the CEO and the non-management and independent directors;

•	consulting on meeting agendas;

•	working with management to assure that meeting materials are fulfilling the needs of directors;

•	consulting on the meeting calendar and meeting schedules to assure there is sufficient time to discuss all agenda items;

•	periodically calling meetings of the non-management and independent directors, including at the request of such directors;

•	working with the CEO to respond to stockholder inquiries involving the Board; and

•	fulfilling other responsibilities as determined by the Board.

Role of Board in the Oversight of Risk

Our Board of Directors recognizes that, although risk management is primarily the responsibility of Genworth’s management, the Board plays a critical role in the oversight of risk. As a financial services company, the very nature of our business involves the underwriting, management and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company’s overall risk assessment processes and management thereof. The Board as a whole has historically discussed with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews.

Our Board established the Risk Committee to be specifically responsible for overseeing Genworth’s enterprise risk management policies and related risk profile, including but not limited to the following major risk exposures: credit risks, market risks, insurance risks, housing risks, operational risks, model risks, information technology risks, and any other risk that poses a material threat to the viability of Genworth. In connection with reviewing and overseeing the control, management and mitigation processes relating to Genworth’s enterprise management policies and risk appetite, the Risk Committee recommends annually for Board approval: (i) enterprise risk management policies and (ii) the risk appetite of the company. The Risk Committee oversees the implementation and maintenance of such policies and appetite. All members of the Risk Committee are independent, as discussed below, and Genworth’s Chief Risk Officer also has a direct reporting obligation to the Risk Committee.

The Board also utilizes its other committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight. The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the system of internal control. The Management Development and Compensation Committee oversees the risks relating to compensation plans and programs, as well as management development and leadership succession in the company’s various business units. Our Nominating and Corporate Governance Committee is responsible for the oversight of risks relating to corporate governance.

We believe that our risk oversight structure is supported by our current Board leadership structure, with the Non-Executive Chairman of the Board working together with our independent Risk Committee and our other standing committees.

Board Self-Evaluation

The Board and each of its committees follow a specific process, overseen by the Nominating and Corporate Governance Committee, to determine their effectiveness and opportunities for improvement. The Board and each respective committee conduct a self-evaluation annually, focusing on how the Board can improve its key functions of overseeing personnel development, financials, and other major issues of strategy, risk, integrity, reputation and governance. During the process, ideas are solicited from directors about:

•	improving prioritization of issues;

•	improving quality of written, chart and oral presentations from management;

•	improving quality of Board or committee discussions on these key matters;

•	improving communication and feedback regarding observations of fellow Board members;

•	identifying ways to improve the effectiveness of the Board and its committees;

•	identifying how specific issues in the past year could have been handled better;

•	identifying specific issues which should be discussed in the future; and

•	identifying any other matter of importance to Board functioning.

The Nominating and Corporate Governance Committee coordinates with the Non-Executive Chairman of the Board to organize the comments received in a manner that identifies options for changes at either the Board or committee level. The Board and each committee then review and discuss the results of the self-assessments, and the Non-Executive Chairman of the Board and chairpersons of each committee coordinate any necessary follow-up actions.

Director Independence

Our Board currently consists of nine directors, eight of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our CEO, Mr. McInerney. For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Genworth. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which are available on our website (to view, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and then select “Governance Principles”). In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. Our Board has determined that the purchase of Genworth products and services on the same terms available to unaffiliated entities or persons does not impair a director’s independence and therefore such purchases are not considered by our Board when making independence determinations. The Board has determined that Sen. Conrad, Ms. Higgins, Mr. Moffett, Mr. Moloney, Ms. Perry, Mr. Restrepo and Mr. Riepe satisfy the NYSE’s independence requirements and Genworth’s independence guidelines. In addition, the Board has determined that Mr. Bolinder, who is currently serving on the Board but not standing for re-election at the 2019 Annual Meeting, also satisfies the NYSE’s independence requirements and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The Board has determined that all of the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Further, in affirmatively determining the independence of any director who will serve on the Management Development and Compensation Committee, the Board has also considered all factors specifically relevant to determining whether a director has a relationship to Genworth that is material to that director’s ability to be independent from management in connection with the duties of a member of the Management Development and

Compensation Committee, including: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by Genworth to such director; and (2) whether the director is affiliated with Genworth, its subsidiaries or its affiliates.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in Genworth’s Code of Ethics (“Code of Ethics”). If an actual or potential conflict of interest arises for a director, the director shall promptly inform the chief executive officer. To view our Code of Ethics, go to www.genworth.com, select “Investors,” then select “Corporate Governance,” then select “Code of Business Conduct & Ethics” and finally select “Genworth Code of Ethics.” Section 11 of our Governance Principles, which are available on our website, more fully addresses our Code of Ethics. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business and government in areas that are relevant to the company. Each director was nominated on the basis of the unique set of qualifications and skills he or she brings to the Board, as well as how those qualifications and skills blend with those of the others on the Board as a whole. The blend of our directors’ diverse backgrounds ensures that issues facing the company are examined and addressed with the benefit of a broad array of perspectives and expertise.

We believe that our director nominees have demonstrated leadership in a variety of positions across various professions and industries. As a group, apart from Mr. McInerney, our director nominees’ experiences, qualifications and skills include:

INDEPENDENT DIRECTOR NOMINEE EXPERIENCES, QUALIFICATIONS, ATTRIBUTES AND SKILLS
	Sen. Conrad	Ms. Higgins	Mr. Moffett	Mr. Moloney	Ms. Perry	Mr. Restrepo	Mr. Riepe
Chief Executive Officer Experience			✓			✓
Chief Financial Officer Experience			✓	✓
Insurance			✓	✓	✓	✓
Mortgage			✓
Risk			✓	✓	✓	✓	✓
Mergers & Acquisitions		✓	✓	✓	✓	✓	✓
Finance and Investment Management		✓	✓	✓	✓		✓
Healthcare/Medical	✓	✓
Consumer Marketing							✓
Distribution				✓		✓	✓
Public Policy/Political	✓		✓			✓
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓
Technology/IT				✓			✓
Restructuring and Turnaround		✓			✓	✓
Asset Management		✓	✓		✓		✓
International		✓	✓	✓	✓		✓

See the Election of Directors section above for a description of each director nominee’s complete biographical information, qualifications and skills.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than one nor more than 15. Our Governance Principles further state that the size of the Board should be in the range of seven to 15 directors. Our Board of Directors has set the size of the Board of Directors at eight members, effective as of the 2019 Annual Meeting, but continues to evaluate the optimal size for the Board and may consider the addition of one or more independent directors to the Board in the future.

Each director elected by the holders of our common stock will serve until the 2020 Annual Meeting and until his or her successor is duly elected and qualified, or until the earlier of their resignation or removal in a manner provided for in the Bylaws. The holders of our common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Genworth Board and other directors should not serve on more than four other boards of public companies in addition to the Genworth Board.

Board Committees

The four standing committees of the Board are the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. These committees are described below. The Board has established written charters for each of its four standing committees. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities.

Audit Committee

The Board has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists solely of “independent” directors as defined by the applicable rules of the NYSE and the SEC and by our Governance Principles. In addition, the Board has determined that all four of the Audit Committee’s current members, Messrs. Moloney, Restrepo, and Riepe and Ms. Perry, are “audit committee financial experts,” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, select “Investors,” then select “Corporate Governance,” then select “Audit Committee” and finally select “Charter”), the purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independence and qualifications of the company’s independent registered public accounting firm and the performance of the company’s internal audit function and independent auditors. The Audit Committee’s duties include:

•

discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and financial information and earnings guidance provided to analysts and rating agencies;

•	selecting our independent registered public accounting firm and approving the terms of its engagement;

•	discussing with management and our independent registered accounting firm any audit problems or difficulties and management’s response;

•

independently and/or in coordination with the Risk Committee, overseeing risks associated with financial accounting and reporting, including the system of internal control, which includes reviewing and discussing with management and our independent registered public accounting firm the company’s risk assessment process and management policies with respect to the company’s major financial risk exposure and the procedures utilized by management to identify and mitigate the exposure to such risks;

•	reviewing our financial reporting and accounting standards and principles;

•	reviewing our internal system of financial controls and the results of internal audits;

•	obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•	reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•	preparing and publishing a committee report for inclusion in the proxy statement;

•	establishing procedures for the hiring of employees or former employees of our independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•	establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 64 of this Proxy Statement.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, select “Investors,” then select “Corporate Governance,” then select “Management Development and Compensation Committee” and finally select “Charter”), the Compensation Committee’s responsibilities include:

•

reviewing and approving on an annual basis the corporate goals and objectives with respect to the compensation of our CEO, evaluating our CEO’s performance in light of these goals and objectives and setting our CEO’s compensation based on such evaluation;

•

reviewing and approving on an annual basis the evaluation process and compensation structure for our other officers, including evaluating and setting the compensation for our senior executive officers;

•	reviewing and approving our variable incentive compensation and other stock-based compensation plans;

•	assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of succession plans;

•	assessing the structure and composition of the leadership of the company;

•	reviewing and discussing our Compensation Discussion and Analysis, recommending its inclusion to the Board in our annual reports and proxy statements and publishing a committee report;

•	overseeing risks relating to our compensation programs; and

•	determining whether the work of any compensation consultant who had a role in determining or recommending the amount or form of executive or director compensation raised any conflict of interest.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee’s report appears on page 22 of this Proxy Statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is also provided in the Compensation Discussion and Analysis section below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists solely of “independent” directors as defined by the applicable rules of the NYSE and by our Governance Principles. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, select “Investors,” then select “Corporate Governance,” then select “Nominating and Corporate Governance Committee” and finally select “Charter”), the Nominating Committee’s responsibilities include:

•	leading the search for individuals qualified to become members of our Board;

•	reviewing the Board’s committee structure and recommending committee members;

•	developing and annually reviewing the governance principles;

•	overseeing the annual self-evaluations of the Board and its committees;

•	overseeing risks related to corporate governance;

•	reviewing annually director compensation and benefits; and

•	periodically reviewing the environmental, social and governance practices of the company.

The Nominating Committee makes recommendations to the Board of Directors of candidates for election to our Board, and our Board of Directors nominates director candidates and makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the Board in overseeing our operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of our stockholders;

•	have an inquisitive and objective perspective, practical wisdom and mature judgment;

•	bring a distinct skill set of value to the Board and the company when viewed alone and in combination with other directors;

•	be willing and able to devote sufficient time to carrying out his or her duties and responsibilities effectively; and

•	be committed to serve on the Board for an extended period of time.

The Nominating Committee, as a matter of practice, takes diversity factors into account when considering potential director nominees. The company does not have a formal policy on Board diversity. The qualifications, qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are available on our website.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. The Nominating Committee considers all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our qualifications, qualities and skills for directors. Where there is an interest in a particular candidate, the Nominating Committee’s review is multi-faceted and typically includes a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Nominating Committee.

The Nominating Committee is also responsible for reviewing periodically the nature and amount of our political contributions, the operations of our Political Action Committee and our public disclosure regarding such activities. In addition, the Nominating Committee periodically reviews our policies and practices on matters of corporate citizenship, including philanthropic programs and financial and other support of charitable, education and cultural organizations.

Risk Committee

The purpose of the Risk Committee is to assist the Board in its oversight of all areas relating to Genworth’s enterprise risk management policies and the related risk profiles, including, but not limited to, the following major risk exposures: credit risks; market risks; insurance risks; housing risks; operational risks; model risks; information technology risks; and any other risk that poses a material threat to the viability of the company.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, select “Investors,” then select “Corporate Governance,” then select “Risk Committee” and finally select “Charter”), the Risk Committee’s responsibilities include:

•

reviewing and recommending annually for Board approval (i) the company’s enterprise risk management policies and (ii) the risk appetite of the company, and to oversee the implementation and maintenance of such policies and appetite;

•	receiving regular reports on the efforts to implement and comply with regulatory requirements related to risk management;

•	reviewing and overseeing the control, management and mitigation processes relating to Genworth’s enterprise risk management policies and risk appetite;

•	reviewing Genworth’s ability to assess and manage significant and emerging risks;

•	reviewing and analyzing Genworth’s major risk exposures, strategies, processes, and policies, with accompanying stress tests;

•	reviewing and overseeing Genworth’s internal risk function;

•	periodically reviewing and overseeing Genworth’s compliance processes and policies;

•	periodically reviewing and overseeing Genworth’s information technology and information security systems, processes and policies, with a presentation on this topic to the full Board at least annually;

•	receiving reports regarding risks associated with litigation and investigations/regulatory matters involving the company; and

•	discussing with management the company’s overall investment portfolio and investment strategies.

Meetings of Non-Management and Independent Directors

All of our current non-management directors are independent (as determined in accordance with the NYSE listing standards and our Governance Principles) and our non-management directors met without management present at regularly scheduled Board meetings during 2018. Our Governance Principles provide that the non-management directors will meet regularly without management present. Mr. McInerney, our CEO, is currently the only employee of the company who serves on our Board. In addition, our Governance Principles provide that if the non-management directors include individuals who are not independent, as determined in accordance with the NYSE listing standards and our Governance Principles, then the independent directors on our Board will separately meet at least one time each year. Our Governance Principles provide that the Non-Executive Chairman of the Board, currently Mr. Riepe, will preside at the meetings of the non-management directors and the independent directors; in the absence of Mr. Riepe, the non-management directors present will select an independent committee chair to preside at such session. The independent Non-Executive Chairman of the Board may periodically call meetings of the non-management and independent directors, including at the request of the non-management or independent directors.

Compensation of Directors

The Nominating Committee has the responsibility for annually reviewing and recommending to the Board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. McInerney, are regarded as non-management directors. Mr. McInerney does not receive any compensation for serving as a director.

Pursuant to its charter, the Nominating Committee conducts an annual review of non-management director compensation and benefits and recommends any changes to the Board of Directors for the Board’s consideration.

As part of its 2018 review, the Nominating Committee engaged Steven Hall & Partners, LLC to provide competitive market data and advice regarding non-management director compensation. The competitive market data provided showed that our non-management director compensation was below the compensation level generally paid by our Peer Group.

Based on its review in 2018, the Nominating Committee recommended to the Board, and the Board adopted, an increase in the annual retainer paid to our non-management directors to $242,000. In addition, the Nominating Committee recommended to the Board, and the Board adopted, increases in the annual retainers paid to the Audit Committee, Compensation Committee, and each other committee chairpersons to $23,000, $16,000 and $12,000, respectively. These changes were made effective as of January 1, 2018. All other features and amounts remain unchanged. The increase in the annual retainer for all non-management directors, the Audit Committee chairperson and the Compensation Committee chairperson represents the first increase to the annual retainer for each in four years, and the increase in the annual retainer for the other committee chairpersons represents the first increase in over 10 years. The increases bring our non-management director compensation closer to the director compensation levels generally paid by our peer group so the company is better positioned to attract and retain qualified and able directors.

The company’s compensation and benefits for non-management directors are as follows:

•

Annual Retainer. Each non-management director is paid an annual retainer of $242,000 in quarterly installments, following the end of each quarter of service. Of this amount, $100,000 of the annual retainer is paid in cash and $142,000 is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, non-management directors may elect to have 100% of their annual retainer paid in DSUs; provided, however, that no more than 30,000 DSUs may be granted to any non-management director in any one calendar year. To the extent this limit would be exceeded, the remainder of a director’s annual retainer will be paid in cash.

•

Deferred Stock Units. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. Each DSU represents the right to receive one share of our common stock in the future, following termination of service as a director, as set forth below. DSUs accumulate regular quarterly dividends, if any, which are reinvested in additional DSUs. The DSUs will be settled in shares of common stock on a one-for-one basis beginning one year after the director leaves the Board in a single installment or installments over ten years, at the election of the director. Additionally, grants of DSUs made after January 1, 2010, regardless of whether a non-management director elects to convert his DSUs on a single date or in a series of annual installments, will convert and settle in shares of common stock earlier upon the death of the non-management director.

•

Annual Retainer for Non-Executive Chairperson. As additional compensation for service as Non-Executive Chairperson, the Non-Executive Chairperson receives a $200,000 annual retainer in addition to the regular annual retainer. Such amount is paid in quarterly installments, following the end of each quarter of service. Of this amount, $80,000 is paid in cash and $120,000 is paid in DSUs. Instead of receiving a cash payment, the Non-Executive Chairperson may elect to have 100% of the additional annual retainer paid in DSUs; provided, however, that no more than 25,000 DSUs may be granted to the Non-Executive Chairperson in any one calendar year with respect to the additional annual retainer. To the extent this limit would be exceeded, the remainder of the additional annual retainer will be paid in cash.

•

Fee for Lead Director. If a Lead Director is appointed in the absence of an independent Non-Executive Chairperson, the Lead Director would receive an annual cash retainer of $20,000 in quarterly installments, as additional compensation for service as Lead Director.

•

Fees for Committee Chairs. As additional compensation for service as chairperson of a committee, each chairperson will receive an additional annual cash retainer payable in quarterly installments, as follows:

Audit Committee chair, $23,000; Management Development and Compensation Committee chair, $16,000; and each other standing committee chair, $12,000.

•

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for such charitable contributions to be matched on a 50% basis, up to a maximum matching contribution of $10,000 during any calendar year.

•

Reimbursement of Certain Expenses. Non-management directors are reimbursed for reasonable travel and other Board-related expenses, including expenses to attend Board and committee meetings, other business-related events and director education seminars, in accordance with policies approved from time to time.

The following table sets forth information concerning compensation paid or accrued by us in 2018 to our non-management directors:

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
William H. Bolinder	140,019	76,708	10,000	226,727
G. Kent Conrad	128,019	76,708	9,500	214,227
Melina E. Higgins	128,019	76,708	10,000	214,727
David M. Moffett	144,019	76,708	10,000	230,727
Thomas E. Moloney	140,019	76,708	10,000	226,727
James A. Parke(1)	3,833	26,370	—	30,203
Debra J. Perry	128,019	76,708	4,250	208,977
Robert P. Restrepo Jr.	147,186	76,708	10,000	233,894
James S. Riepe	233,266	140,412	10,000	383,678

(1)	Mr. Parke passed away on February 21, 2018.
(2)

Amounts include the portion of the annual retainer (described above) that was paid in cash. Messrs. Bolinder, Conrad, Moffett, Moloney, Restrepo and Riepe and Mses. Higgins and Perry reached the maximum deferral of 30,000 DSUs with their fourth quarter retainer payment and Mr. Riepe reached the maximum deferral of 25,000 DSUs as Non-Executive Chairman of the Board with his fourth quarter retainer payment; therefore, a larger portion of their fourth quarter payment was made in cash. Amounts also include applicable committee chair fees and the cash portion of the retainer for the Non-Executive Chairman of the Board of Directors.

(3)

Reflects the aggregate grant date fair value of DSUs, determined in accordance with FASB ASC Topic 718. The fair value of stock unit awards for purposes of Topic 718 typically equals the price of the underlying stock on the date of grant; however, amounts in the table are lower because the DSUs do not convert to transferable shares until one year after the director leaves the Board of Directors, and Topic 718 provides that the impact of transferability restrictions that remain in place after an award of stock based compensation vests may be considered when determining the fair value of the award for accounting purposes. The Finnerty option pricing model was, therefore, used to factor in these post-vest holding requirements with the following assumptions: (i) expected post vesting restriction period of 7.9 years; (ii) expected volatility of 82.0%; (iii) risk-free interest rate of 1.60%; (iv) expected dividend yield of 0.00%; and (v) calculated discount for post vest restriction period of 31.8%.

(4)	The following table shows for each non-management director the total number of DSUs held as of December 31, 2018 (rounded down to the nearest whole share):

Name	Total Number of DSUs Held as of December 31, 2018
William H. Bolinder	169,671
G. Kent Conrad	132,832
Melina E. Higgins	127,837
David M. Moffett	141,725
Thomas E. Moloney	177,415
James A. Parke	—
Debra J. Perry	61,403
Robert P. Restrepo Jr.	61,403
James S. Riepe	347,055

(5)	Amounts reflect company charitable match contributions.

Director Stock Ownership Policy

To help promote the alignment of the personal interests of the company’s non-management directors with the interests of our stockholders, we have established a robust stock ownership policy for all non-management directors. Under the policy, each non-management director is expected to hold common stock and/or DSUs while serving as a director of Genworth having a value equal to five times the value of the cash portion of the annual retainer payable to non-management directors, which as of December 31, 2018 was $100,000. Therefore, the ownership guideline at this time was $500,000. Non-management directors are expected to satisfy this ownership guideline over time after their initial appointment to the Board, and are not permitted to sell any shares of Genworth common stock received from us until the ownership guideline has been met. The DSUs held by the non-management directors settle in shares of common stock beginning one year after the director leaves the Board of Directors in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director.

The following table shows the stock ownership as of October 1, 2019 of our current non-management directors, the percentage of the ownership guideline that they have reached, and the number of years that have elapsed since the director was initially made subject to the policy. The value of each non-management director’s stock ownership is based on the closing price of our common stock on October 1, 2019 ($4.28).

Director	Number of Shares/DSUs Held (#)	Value as of October 1, 2019 ($)	Stock Held as % of Ownership Guideline	Years Subject to Ownership Policy
William H. Bolinder	200,592	858,534	>100%	9
G. Kent Conrad	160,752	688,019	>100%	6
Melina E. Higgins	155,757	666,640	>100%	6
David M. Moffett	169,645	726,081	>100%	6
Thomas E. Moloney	216,336	925,918	>100%	10
Debra J. Perry	89,324	382,307	76%	2
Robert P. Restrepo Jr.	89,324	382,307	76%	2
James S. Riepe	466,570	1,996,920	>100%	13

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Genworth Common Stock

The following table sets forth information as of October 1, 2019, except as indicated in the footnotes to the table, regarding the beneficial ownership of our common stock by:

•

all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the named executive officers included in the 2018 Summary Compensation Table below;

•	each of our current directors and director nominees; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each of the directors, and executive officers possesses sole voting and investment power with respect to all shares set forth opposite his or her name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or stock appreciation rights (“SARs”) or upon the conversion of restricted stock units (“RSUs”) held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of October 1, 2019, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. The number of shares issuable upon exercise of SARs is calculated based on the excess of the closing price of our common stock on October 1, 2019 over the base price of the SARs. As of October 1, 2019, there were 503,465,078 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership		Other Non-Management Director Stock-Based Holdings(1)
Name of Beneficial Owner	Number of Shares	Percentage
BlackRock, Inc.(2)	58,673,934	11.7
The Vanguard Group, Inc.(3)	46,359,213	9.2
Thomas J. McInerney	1,486,906	*
Kelly L. Groh(4)	369,996	*
Kevin D. Schneider	675,483	*
Ward E. Bobitz(5)	224,595	*
Daniel J. Sheehan IV(6)	590,504	*
Scott J. McKay(7)	124,780	*
William H. Bolinder	3,000	*	197,592
G. Kent Conrad	—	—	160,752
Melina E. Higgins	—	—	155,757
David M. Moffett	—	—	169,645
Thomas E. Moloney	11,000	*	205,336
Debra J. Perry	—	—	89,324
Robert P. Restrepo Jr.	—	—	89,324
James S. Riepe	68,000	*	398,570
All directors and executive officers as a group (15 persons)(8)	3,654,309	*

*	Less than 1%.
(1)

Represents DSUs held by the non-management directors that settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director. See the Board of Directors and Committee—Compensation of Directors for more information regarding DSUs.

(2)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on January 28, 2019 by BlackRock, Inc. (“BlackRock”). BlackRock reported that it has sole power to vote or direct the vote of 57,047,541 shares and that it has sole power to dispose or to direct the disposition of 58,673,934 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it has sole power to vote or direct the vote of 494,317 shares that it beneficially owns, and has shared power to vote or direct to vote of 64,976 shares, and that it has sole power to dispose or to direct the disposition of 45,847,224 shares and has shared power to dispose or to direct the disposition of 511,989 shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 447,013 shares, or 0.08%, of our common stock as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 112,280 shares, or 0.02%, of our common stock as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Includes 39,000 shares of common stock issuable upon the exercise of stock options.
(5)	Includes 22,000 shares of common stock issuable upon the exercise of stock options.
(6)	Includes 40,000 shares of common stock issuable upon the exercise of stock options.
(7)	Mr. McKay, our former Executive Vice President—Chief Strategy Officer, resigned his position effective February 14, 2018, and left the company effective March 31, 2018.
(8)	Represents ownership by all current directors and executive officers.

Ownership of Public Company Genworth Subsidiaries

Genworth MI Canada Inc.

In July 2009, Genworth Canada, our indirect, majority-owned subsidiary, completed an initial public offering of its common shares. As of October 1, 2019, we beneficially owned approximately 57% of the common shares of Genworth Canada. The following table sets forth information as of October 1, 2019, regarding the beneficial ownership of the common shares of Genworth Canada by the named executive officers and all of our directors and executive officers as a group. As of October 1, 2019, none of our current directors beneficially owned any common shares of Genworth Canada. Beneficial ownership is determined in accordance with the rules of the SEC. The executive officers that hold Genworth Canada common shares possess sole voting and investment power with respect to all shares set forth by their name. As of October 1, 2019, there were 86,092,779 common shares of Genworth Canada outstanding and no shares of any other class of voting securities outstanding.

Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Thomas J. McInerney	—	—
Kelly L. Groh	—	—
Kevin D. Schneider	—	—
Ward E. Bobitz	—	—
Daniel J. Sheehan IV	—	—
Scott J. McKay	—	—
All directors and executive officers as a group (15 persons)(1)	—	—

(1)	Represents ownership by all current directors and executive officers.

Genworth Mortgage Insurance Australia Limited

In May 2014, Genworth Mortgage Insurance Australia Limited (“Genworth Australia”), our indirect, majority-owned subsidiary, completed an initial public offering of its common shares. As of October 1, 2019, we beneficially owned approximately 52% of the common shares of Genworth Australia. The following table sets forth information as of October 1, 2019, regarding the beneficial ownership of the common shares of Genworth Australia by the named executive officers and all of our directors and executive officers as a group. As of October 1, 2019, none of our current directors beneficially owned any common shares of Genworth Australia. Beneficial ownership is determined in accordance with the rules of the SEC. The executive officers that hold Genworth Australia common shares possess sole voting and investment power with respect to all shares set forth by their name. As of October 1, 2019, there were 412,514,184 common shares of Genworth Australia outstanding and no shares of any other class of voting securities outstanding.

Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Thomas J. McInerney	—	—
Kelly L. Groh	—	—
Kevin D. Schneider	33,419	*
Ward E. Bobitz	—	—
Daniel J. Sheehan IV	—	—
Scott J. McKay	—	—
All directors and executive officers as a group (15 persons)(1)	33,419	*

*	Less than 1%.
(1)	Represents ownership by all current directors and executive officers.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board of Directors oversees the compensation programs of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this document.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in its proxy statement on Schedule 14A to be filed in connection with the company’s 2019 Annual Meeting of Stockholders, each of which has been or will be filed with the U.S. Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

David M. Moffett, Chair

Melina E. Higgins

Robert P. Restrepo Jr.

James S. Riepe

October 16, 2019

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers” or “NEOs:”

•	Thomas J. McInerney, President and Chief Executive Officer (“CEO”);

•	Kelly L. Groh, Executive Vice President and Chief Financial Officer (“CFO”);

•	Kevin D. Schneider, Executive Vice President and Chief Operating Officer (“COO”);

•	Ward E. Bobitz, Executive Vice President and General Counsel (“General Counsel”);

•	Daniel J. Sheehan IV, Executive Vice President and Chief Investment Officer (“CIO”); and

•	Scott McKay, Former Executive Vice President and Chief Strategy Officer, who resigned as an executive officer on February 14, 2018 and resigned from the company on March 31, 2018.

This section includes information regarding 2018 compensation and a discussion of our annual compensation program for our named executive officers, excluding Mr. McKay. We refer to this subset of our named executive officers as our “continuing named executive officers,” or “continuing NEOs.” Information regarding Mr. McKay’s separation payments in 2018 is provided separately under the Executive Compensation—Separation Payments and Benefits to our Former Chief Strategy Officer section below.

Executive Summary

We aligned named executive officer incentives in 2018 with the execution of financial and other strategic initiatives that would improve our operating performance, enable strategic flexibility of our life and long-term care (“LTC”) insurance businesses, and increase returns in our mortgage insurance businesses. We met or exceeded key operational, strategic and financial objectives for 2018 across many businesses.

On October 21, 2016, Genworth entered into an agreement and plan of merger (the “Merger Agreement”) with Asia Pacific Global Capital Co., Ltd. (“Parent”), a limited liability company incorporated in the People’s Republic of China and a subsidiary of China Oceanwide Holdings Group Co., Ltd., a limited liability company incorporated in the People’s Republic of China (together with its affiliates, “Oceanwide”), and Asia Pacific Global Capital USA Corporation (“Merger Sub”), a Delaware corporation and a direct, wholly-owned subsidiary of Asia Pacific Insurance USA Holdings LLC (“Asia Pacific Insurance”), which is a Delaware limited liability company and owned by Oceanwide, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub would merge with and into Genworth with Genworth surviving the merger as a direct, wholly-owned subsidiary of Asia Pacific Insurance (the “Merger” or “Oceanwide Transaction”). Oceanwide has agreed to acquire all of our outstanding common stock for a total transaction value of approximately $2.7 billion, or $5.43 per share in cash. The transaction has been approved by Genworth’s stockholders, and is subject to other closing conditions, including the receipt of regulatory approvals.

The Merger Agreement with Oceanwide does not include any special compensation awards for any continuing named executive officer. No cash payments or acceleration of equity awards will be triggered for continuing named executive officers based solely on the closing of the Oceanwide transaction.(1)

(1)

This Compensation Discussion and Analysis, as well as certain compensation disclosures included in this Proxy Statement, are presented without regard to the terms of the Oceanwide Transaction. For further information regarding the terms, conditions and interests of certain persons under the Oceanwide Transaction, see our proxy statement for the special meeting of stockholders held on March 7, 2017, which was filed on January 25, 2017.

2018 Company Performance

Below is a summary of our key performance results for 2018:

Mortgage Insurance

•

Our U.S. and Canada mortgage insurance businesses significantly exceeded their goals with respect to adjusted operating income(2) and operating ROE(3), while our Australia mortgage insurance business met its strategic objectives but underachieved financial objectives with respect to both its adjusted operating income and operating ROE targets;

•

We exceeded our internal goals for our Private Mortgage Insurer Eligibility Requirements (“PMIERs”) capital requirements in our U.S. mortgage insurance business and exceeded internal goals for its new business pricing returns and other strategic metrics; and

•

We maintained prudent top-line growth in our Canada mortgage insurance business within risk tolerances, and maintained strong portfolio quality and strong capital ratios while delivering substantial capital returns through dividends and share buybacks.

U.S. Life Insurance

•	We exceeded our internal targets for premium rate increases on our unprofitable legacy blocks of LTC insurance, and continued execution of our multi-year rate action filing plan;

•

We exceeded our internal goals with respect to our U.S. generally accepted accounting principles (“GAAP”) operating income metric as described in the Annual Incentive section below, although we underachieved financial objectives with respect to our U.S. statutory income target; and

•	We met or exceeded targets for operational goals, including claims management process improvements and in-force capital management actions (including reinsurance restructuring transactions), in 2018.

Corporate and Other

•	We had strong investment portfolio performance, exceeding our goals for net investment income, purchase yield, and impairments and trading losses for the year.

Impact of 2018 Performance on Executive Compensation

Our operating performance in 2018, as well as our trailing three-year performance, have directly impacted our continuing named executive officer compensation, as follows:

•

The company met or exceeded key operational, strategic and financial objectives for 2018 across all businesses, with the exception of our Australia mortgage insurance business, which met operational and strategic objectives but did not achieve its financial objectives;

•

Annual incentive awards for our continuing named executive officers were based on achievement of certain above target financial and strategic performance measures. The Compensation Committee decided not to exercise any discretion to award higher annual incentive payouts based on individual performance; and

(2)

“Adjusted operating income (loss)” equals income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to non-controlling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs, and infrequent or unusual non-operating items.

(3)	“Operating ROE” for each of our mortgage insurance businesses is defined in the table outlining key financial metrics on pages 30-31.

•	Our 2016-2018 performance stock unit (“PSU”) awards paid out above target, driven by strong mortgage insurance performance and LTC rate action achievements.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

Annual advisory votes to approve named executive officer compensation serve as a tool to help guide the Compensation Committee in evaluating the alignment of the company’s executive compensation programs with the interests of the company and our stockholders. In preparation for the 2018 advisory vote, we contacted many of our institutional stockholders in the Fall of 2018 for their input on the company’s compensation and governance practices, and to address their questions. At the 2018 Annual Meeting, over 55% of the shares voted were cast in favor of the compensation paid to the named executive officers in 2017, as discussed and disclosed in the 2018 proxy statement.

We have historically had a very high Say on Pay approval rate, and the results in 2018 were quite different from prior year results. Our Compensation Committee chair, David Moffett, recently reached out to our largest institutional stockholders, representing in aggregate approximately 60% of our outstanding shares, to solicit their feedback and input on our compensation programs. He, our Executive Vice President—Human Resources, and our Corporate Secretary then spoke with all stockholders who accepted his invitation for a discussion. Mr. Moffett then reviewed the feedback received from these stockholders with the other members of the Compensation Committee.

The table below highlights key points of discussion during these stockholder calls with Mr. Moffett, along with certain changes that the Compensation Committee has implemented in connection with future compensation decisions in 2019. The Compensation Committee believes the changes to our program described below ensure better alignment with market best practices and address key stockholder feedback.

What We Heard	Response
Desire to have Chief Executive Officer’s long-term incentive awards utilize more performance-based vehicles	• CHANGE: Eliminated time-based awards from the Chief Executive Officer pay program and transitioned long-term target award values to 100% performance stock unit grants starting in 2019
Increase long-term focus of performance stock awards	• CHANGE: Starting with the 2019 performance stock unit grant, the performance will be measured over a three-year cumulative period instead of three separate one-year measurement periods
Support for existing annual incentive structure, however, consider disclosure that sets forth the components of annual incentive awards for each NEO in a simplified and more straightforward manner

•   The Compensation Committee agrees that our current annual incentive structure is appropriate to ensure that pay is tied not only to the short-term financial results, but also strategic work required in running our business as well as working towards a successful completion of the Oceanwide transaction

•   CHANGE: The Compensation Discussion and Analysis section for 2018 executive compensation has been supplemented to include specific annual incentive payout metrics and weightings for each NEO. See pages 33-36.

Prioritization on completing the Oceanwide transaction as soon as possible, while continuing to focus on metrics to drive long-term stockholder value

•   The Compensation Committee will continue to consider all aspects of the Oceanwide transaction when reviewing short- and long-term incentive pay performance to ensure that both company financial performance and transaction- related activities are incentivized and recognized

•   We continue to believe a successful completion of the Oceanwide transaction is in the best interest of our stockholders and our company

The compensation information set forth in this proxy statement relates to 2018 and therefore does not reflect the benefits of all of the stockholder feedback we received in 2019. Our Compensation Committee, however, has already incorporated certain changes for 2019 compensation decisions, as noted above, and will continue to consider changes to our executive compensation program that incorporate feedback from our stockholders and help to ensure that our executive compensation is aligned with the interests of our stockholders.

Governance and Principles Underlying Our Compensation Programs

Our objective in compensating executive officers is to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. This has proven to be a significant issue for the company as challenges from legacy LTC insurance blocks of business have materially impaired the financial performance and stockholder value of the company. The following principles guide our compensation program design and individual compensation decisions. Additionally, we have highlighted below key elements of our compensation programs or policies for named executive officers that illustrate how we support these principles in practice:

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles
Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes.

•  Annual incentives (short-term performance-based awards)

•  Annual grants of long-term incentives to continuing NEOs include equity-based PSUs (vest based on company performance after three years), restricted stock units (long-term stock appreciation with an emphasis on retention), and performance-based cash (vest based on company performance after three years)

At-risk pay and compensation design should reflect an executive officer’s impact on company performance over time.

•  A majority of annual compensation of our continuing NEOs is completely at risk

•  Our CEO has 88% of total target pay linked to company performance, through restricted stock units, PSUs and annual incentives for 2018

•  Our other continuing NEOs have an average of 79% of total target pay linked to company performance through cash-based performance awards and annual incentives for 2018

•  Annual long-term incentive grants constitute the largest component of target compensation for continuing NEOs

Total compensation opportunities should be competitive within the relevant marketplace.	• Our compensation benchmarking approach, as described below, and annual review of the composition of our peer group
Our incentive compensation should reward financial and operational performance, and allow for qualitative assessment.

•  In determining annual incentive awards, the Compensation Committee measures performance against specific financial objectives for the person’s area of responsibility, together with a qualitative assessment of operational performance and other results

•  As noted above, this qualitative assessment is particularly important because of the significant impact on the performance of the company caused by the legacy LTC insurance blocks of business

•  Our long-term equity- and cash-based performance awards reward achievement of specific longer-term company objectives

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles
Plan designs and incentives should support appropriate risk management practices.

•   Executive officer stock ownership guidelines for our CEO (7x salary), our COO, CFO and CIO (3x), and for our other Executive Vice Presidents or Senior Vice Presidents (2x)

•   50% retention ratio for net after-tax shares received from the vesting or exercise of all equity incentive awards until executive officers’ stock ownership guidelines are met, ensuring significant personal assets are aligned with long-term stockholder interests

•   Exercises of previously awarded stock options and SARs are settled in stock and are subject to a nine-month net hold requirement

•   Clawback, anti-hedging and anti-pledging policies

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee seeks a collaborative relationship with management, and currently uses an independent third-party compensation consultant to provide for a more informed decision-making process and objective perspective in this important governance matter. The Compensation Committee facilitates the annual review process of CEO performance and compensation decisions, with input from the Board and support of the compensation consultant. The Compensation Committee regularly meets in executive session without management present, and retains the final authority to approve all compensation policies, programs and amounts paid to our named executive officers.

Role of Management and Compensation Consultants

Our CEO and Executive Vice President—Human Resources regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. Our COO also periodically attends Compensation Committee meetings to provide additional analysis of business performance and strategy, context for understanding incentive goals and results, and his perspectives on leadership and talent within our operating businesses. Our CEO provides the Compensation Committee with performance assessments and compensation recommendations in his role as a manager for individual named executive officers (other than himself). The Compensation Committee, typically in the first quarter of each year, then determines and approves annual incentive award payouts for the prior year, any adjustments to base salary, target annual incentives for the upcoming year, and awards of long-term incentives to executive officers. For more information on the compensation decisions made in 2018, see the Our Annual Compensation Program section below.

The Compensation Committee has retained Steven Hall & Partners, LLC, an independent compensation consultant, to assist in reviewing and analyzing compensation data for our CEO and other named executive officers. The compensation consultant regularly attends Compensation Committee meetings and meets with the Compensation Committee in executive session without management present. The Compensation Committee occasionally requests special studies, assessments of market trends and education regarding changing laws and regulations from the compensation consultant to assist the Compensation Committee in its decision-making processes for the CEO and other executive officers. For example, in 2018, the compensation consultant supported the Compensation Committee’s evaluation of the peer group to be used for benchmarking purposes and recommended no changes to the group. The compensation consultant provides the Compensation Committee with advice, but does not determine the amount or form of compensation for our named executive officers. In 2018, the Compensation Committee assessed the independence of the compensation consultant and other advisors pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the compensation consultant or other advisors from independently advising the Compensation Committee.

Evaluating Market Competitiveness

We generally evaluate market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for named executive officers. We review each component of compensation for our named executive officers separately and in the aggregate, and also consider the internal relationships among the named executive officers to help determine appropriate pay levels. With respect to individual named executive officers, we compare the total target compensation opportunities for our named executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but are not given greater weight than other key factors when making compensation decisions. For example, individual named executive officers may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The Compensation Committee typically utilizes a combination of publicly available information related to a specific list of peer companies (the “Peer Group”), as well as information available through market compensation surveys to provide a broad perspective of market practice. While no individual company matches our lines of business precisely, the Peer Group is intended to represent, in the aggregate, companies with revenue sources and talent demands similar to the company. With respect to size, we generally look at revenue or total assets as indicators of comparability rather than market capitalization due to our legacy LTC insurance business and the potential for volatility year over year as stock prices change. The companies included in market surveys used by the company are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company within the survey), and also may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure.

To the extent we make changes to our business portfolio, or as peer companies adjust their own business lines or distribution channels, we will consider adding peers, or removing peers which no longer have revenue sources and talent demands similar to ours. The Compensation Committee will consider advice and recommendations developed by its compensation consultant to support our benchmarking principles. The Peer Group used when considering 2018 compensation actions was composed of the following companies:

Aflac, Inc.	Fidelity National Financial	Principal Financial Group, Inc.
American Financial Group, Inc.	First American Financial Corporation	Radian Group
Assurant, Inc.	Hanover Insurance Group	Reinsurance Group of America, Inc.
CNA Financial Corporation,	Lincoln National Corporation	Unum Group
CNO Financial Group, Inc.	MGIC Investment Corporation

In 2018, and following determination of 2018 compensation for our named executive officers, our Compensation Committee reviewed our Peer Group and determined that no changes were needed as it is appropriate based on company size, sources of revenue and sources of talent.

Our Annual Compensation Program

Our 2018 annual compensation program for named executive officers consists of the following key elements: base salary, annual incentive, and annual long-term incentive grants (including PSUs, restricted stock units (“RSUs”) and performance-based cash (“PCA”)). A significant portion of annual compensation of our continuing NEOs is completely at risk.

(1)	Represents 2018 annual incentive at target.
(2)	Represents grant date fair value of long-term incentive awards made in 2018.

Below is a summary and assessment of actions taken with respect to our annual compensation program for our named executive officers.

Base Salary

Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and level of experience, reward sustained performance over time and be market competitive. In February 2018, the Compensation Committee undertook its annual review of executive officer base salaries. The Compensation Committee approved a 10% salary increase for each of Ms. Groh and Mr. Bobitz as a continuation of base salary progressions to market competitive levels following their promotions in 2015. Mr. Schneider also received a base salary increase of 3%, which also aligns to market competitive levels. The Compensation Committee determined to not make any base salary adjustments for the other continuing named executive officers at that time as the existing base salaries were considered competitive within the marketplace for their roles.

Annual Incentive

In our annual incentive program, we review performance against clear financial objectives, together with a qualitative assessment of operational objectives and other accomplishments toward strategic priorities not necessarily reflected in annual financial results. Each named executive officer has an annual incentive target, expressed as a percentage of base salary. The 2018 target annual incentive opportunities for our continuing named executive officers ranged from 100% to 200% of base salary, and payout opportunities for 2018 ranged from zero to 200% of their individual target amount. Individual annual incentive targets are reported in the 2018 Grants of Plan-Based Awards Table below. The Compensation Committee approved annual incentive target increases in 2018 from 100% to 125% of base salary for Ms. Groh and from 175% to 200% of base salary for Mr. Sheehan to better align with the market and further link pay with company performance.

Our annual incentive program is closely aligned with our annual business operating plan, which is reviewed by the Genworth Board of Directors. The Compensation Committee sets performance targets for the annual incentive program that align with achievement of the business operating plan, with above target payouts for exceeding the plan and below target or no payouts for not meeting the plan. When setting the annual business operating plan, many factors and assumptions are considered, such as the competitive landscape, the global economic environment, market trends, interest rates, and regulatory considerations. As a result, performance targets within our annual incentive plan may not always escalate on a yearly basis, and potentially may be set below the previous year’s targets or actual results.

The key financial objectives used to measure 2018 performance and the related results are summarized below. Adjusted operating income (loss) and operating Return on Equity (ROE) represented key top-level measures of financial performance for our mortgage insurance businesses. In our U.S. life insurance companies, we measured incremental premiums approved for LTC insurance in-force rate actions and operating income metrics.

Performance Unit	Key Financial Metrics ($ in millions)	2018 Target	2018 Measured Result	Variance
U.S. Mortgage Insurance	Adjusted operating income	$390	$490	$100
	Operating ROE (unlevered 5 pt average)(1)	15.7%	19.2%	350	bps
U.S. Life Insurance	Gross incremental premiums approved for LTC in-force rate actions(2)	$304	$394	$90
	U.S. Life Insurance and Runoff adjusted operating income metric(3)	$70	$85	$15
	Core Statutory pre-tax income metric(4)	$(5)	$(51)	$(46)
Investments	Net investment income(5)	$3,185	$3,269	$84
	Total company adjusted U.S. GAAP impairments and trading losses(6)	$(55)	$(2)	$53
	U.S. Life Insurance statutory impairments and trading losses and capital/credit migration impact(7)	$(110)	$(61)	$49
	Purchase yield vs. external benchmark	4.03%	4.47%	44	bps

Performance Unit	Key Financial Metrics (Canadian and Australian $ respectively in millions)	2018 Target	2018 Measured Result	Variance
Canada Mortgage Insurance	Adjusted operating income	$462	$475	$13
	Operating ROE (2 pt average)(8)	12.0%	12.0%	0	bps
Australia Mortgage Insurance	Adjusted operating income(9)	$101	$82	$(19)
	Operating ROE (4 pt average)(10)	5.5%	4.6%	(90)	bps

(1)

Operating ROE for our U.S. mortgage insurance business equals adjusted operating income divided by average ending Genworth’s stockholders’ equity attributable to our U.S. mortgage insurance business, excluding accumulated other comprehensive income (loss), for the most recent five quarters.

(2)	This metric measured the weighted-average increase on annualized LTC in-force premiums resulting from rate actions approved in 2018.
(3)

The U.S. Life Insurance and Runoff adjusted operating income metric includes the results of our Runoff segment and the benefits of LTC rate action approvals received whose income benefits are delayed until future periods. It excludes certain in-force reserve adjustments related to assumptions, methodology and modeling refinements:

(amounts in millions)
U.S. Life Insurance and Runoff adjusted operating income (loss)	$(341)
Excludes:
Assumption updates and modeling refinements	395
Income impact of certain approved LTC rate action benefits delayed until future periods	31

U.S. Life Insurance and Runoff adjusted operating income metric	$85

(4)

The U.S. Life Insurance core statutory pre-tax income metric includes the results for Genworth Life Insurance Company (“GLIC”), Genworth Life and Annuity Insurance Company (“GLAIC”) and Genworth Life Insurance Company of New York (“GLICNY”), and excludes certain in-force reserve adjustments related to assumptions, methodology and modeling refinements; excludes expenses incurred in GLIC for planned sales in our new legal entity that have been delayed versus the original operating plan; and includes the benefits of LTC rate action approvals received whose income benefits are delayed until future periods. It was calculated as follows:

(amounts in millions)
Reported GLIC, GLAIC and GLICNY pre-tax statutory income (loss)	$(855)
Excludes:
Assumption updates, modeling refinements, reinsurance transaction impacts, and market related impacts	571
Stand-alone testing (Actuarial Guideline 38) of universal life insurance products with secondary guarantees	120
Income impact of certain approved LTC rate action benefits delayed until future periods	85
Expenses incurred in GLIC as sales in new legal entity have been delayed versus planning assumptions	28

U.S. Life Insurance core statutory pre-tax income metric	$(51)

(5)	2018 measured result for net investment income was adjusted to be translated at planned foreign exchange rates, which increased net investment income by $7 million.
(6)	Total company adjusted U.S. GAAP impairments and trading losses were calculated as follows:

(amounts in millions)
Net investment gains (losses)	$(146)
Excludes:
Losses on derivatives	95
Foreign exchange impact	(2)
Gains on sales of Treasury strips	(36)
Other mark to market adjustments	87

Total company adjusted U.S. GAAP impairments and trading losses	$(2)

(7)

Investment impairments and trading losses are calculated in accordance with statutory accounting rules and the capital/credit migration impact represents statutory risk-based capital impact to U.S. Life Insurance companies from changes in National Association of Insurance Commissioners or “NAIC” rating of invested assets shown at a 300% multiple.

(8)

Operating ROE for our Canada mortgage insurance business equals net operating income (reported under Canadian GAAP), divided by the average of the beginning and ending Genworth’s stockholders’ equity attributable to our Canadian mortgage insurance business, excluding accumulated other comprehensive income (loss).

(9)

Adjusted operating income for our Australia mortgage insurance business equals net profit after tax ($94 million) less after-tax realized investment security gains ($12 million) all reported under Australian GAAP.

(10)

Operating ROE equals adjusted operating income, divided by average ending Genworth’s stockholders’ equity attributable to our Australian mortgage insurance business, excluding after-tax fair value and realized gains and losses, for the most recent four quarters.

For 2018, the Compensation Committee also established the following key strategic priorities designed to have an impact on company financial performance and stockholder value:

Key Strategic Priority	Rationale
Close Oceanwide Transaction & Transition Execution

•   We signed the Oceanwide deal in October 2016 and have been working diligently to close the transaction

•   When brought to the stockholders for approval, over 96% of our voting stockholders approved this transaction

•   Completing the transaction has remained our top priority and stockholders have continually expressed their desire to see this transaction completed

Meaningful Progress in Addressing NAIC LTC Regulatory Framework (for CEO only)	• Critical for future of industry and key to on-going solvency of our legacy long-term care insurance business to establish procedures and processes for potential future rate increases

The Compensation Committee took these strategic priorities into account when evaluating the performance of our continuing named executive officers, and consideration was given for the accomplishments in their areas of responsibility. Based on the significant accomplishments as outlined below, the Committee determined that above-target funding was warranted. The key strategic priorities, and related accomplishments in 2018, included:

Key Strategic Priority	2018 Key Accomplishments/Results
Close Oceanwide Transaction & Transition Execution

•   Genworth achieved several significant milestones towards completing the transaction with Oceanwide, despite multiple external challenges. From the time the parties started the regulatory review process, the global geopolitical climate and regulatory landscape became increasingly volatile. Regulatory oversight of cross-border commerce and global trade increased, particularly between the U.S. and China. Genworth’s leadership team has worked diligently to satisfy the criteria required by our regulators to ultimately approve the Oceanwide Transaction.

•   The Committee on Foreign Investment in the United States (“CFIUS”) completed its review in June 2018 with no unresolved national security concerns

•   Genworth and Oceanwide obtained key regulatory approvals from Delaware, North Carolina, Vermont, Australia, New Zealand, and Fannie Mae and Freddie Mac

Key Strategic Priority	2018 Key Accomplishments/Results

•  The National Development and Reform Commission (“NDRC”) in China accepted Oceanwide’s filing with respect to the proposed transaction, concluding its review

•  Significant progress made toward operational and security readiness in preparation for closing of the Oceanwide Transaction

Meaningful Progress in Addressing NAIC LTC Regulatory Framework (for CEO only)

•  Contributed to NAIC efforts to institute uniform approach to LTC premium re-rating

•  Developed an annual re-rating approach within specified parameters for new LTC policies; favorable response received from regulatory community

The Compensation Committee reviewed overall performance results against the applicable objectives in the pre-determined scorecard in determining the actual payouts of annual incentives and also considered the performance of each continuing named executive officer in their respective area of responsibility. After discussion it was determined that each continuing named executive officer would only receive annual incentives based on the achievement of the financial and strategic measures in their respective area of responsibility and no discretion would be employed in making the awards based on other individual performance. Amounts paid for 2018 are reported under the Non-Equity Incentive Plan Compensation—Annual Incentive column of the 2018 Summary Compensation Table.

Mr. McInerney

Mr. McInerney’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2018 target was $2,000,000. Mr. McInerney’s approved annual incentive award for 2018 was $2,500,000, or approximately 125% of his targeted amount for 2018, based on the achievement of the following financial and strategic measures for the company.

Financial Objectives(1)

Performance Unit	Key Financial Metrics ($ in millions)	Weight	2018 Target	2018 Measured Results	Funding %
U.S. Mortgage Insurance	Adjusted operating income	10%	$390	$490	150%
	Operating ROE (unlevered 5 pt average)	10%	15.7%	19.2%	150%
U.S. Life Insurance	U.S. Life Insurance and Runoff adjusted operating income metric	10%	$70	$85	150%
	Core Statutory pre-tax income metric	10%	$(5)	$(51)	54%
Canada Mortgage Insurance (Canadian $ in millions)	Adjusted operating income	5%	$462	$475	109%
	Operating ROE (2 pt average)	5%	12.0%	12.0%	100%
Australia Mortgage Insurance (Australian $ in millions)	Adjusted operating income	5%	$101	$82	53%
	Operating ROE (4 pt average)	5%	5.5%	4.6%	0%

(1)

At the request of certain state insurance regulators, the company did not set specific incremental LTC premium increase financial targets for Mr. McInerney. In lieu of this, Mr. McInerney’s scorecard included a strategic objective to achieve meaningful progress in addressing the general NAIC LTC regulatory framework.

Strategic Objectives

Objective	Weight	Funding %
Close Oceanwide Transaction & Transition Execution	20%	150%
Meaningful Progress in Addressing NAIC LTC Regulatory Framework (for CEO only)	20%	150%
		Overall %	123%

In 2018, Mr. McInerney provided extraordinary contributions in support of the Oceanwide Transaction, while still achieving above target financial results in the majority of our operating businesses for the year, including:

•	above target results for adjusted operating income and operating ROE in our U.S. and Canada mortgage insurance businesses;

•	above target results for GAAP operating income metric for our U.S. Life Insurance segment; and

•	above target results for key financial goals listed above for our investments organization.

Additionally, Mr. McInerney had accomplishments against key strategic objectives set out at the beginning of the year, including:

•	making significant progress toward closing the Oceanwide Transaction and transition execution, including key regulatory approvals and successful completion of CFIUS review; and

•

continued meaningful progress toward developing a new LTC insurance business model and regulatory framework with the NAIC including developing an annual re-rating approach receiving favorable response from the regulatory community.

Funding Metrics for Ms. Groh, Mr. Schneider and Mr. Bobitz

Ms. Groh’s, Mr. Schneider’s and Mr. Bobitz’s annual incentive awards could each range from 0% of target to 200% of target based on results versus applicable performance targets. For 2018, Ms. Groh’s target was $825,000, Mr. Schneider’s target was $1,125,000 and Mr. Bobitz’s target was $550,000. Ms. Groh’s, Mr. Schneider’s and Mr. Bobitz’s approved annual incentive award was approximately 121% of their respective target amount for 2018 based on the achievement of the following financial and strategic measures.

Financial Objectives

Performance Unit	Key Financial Metrics ($ in millions)	Weight	2018 Target	2018 Measured Results	Funding %
U.S. Mortgage Insurance	Adjusted operating income	10%	$390	$490	150%
	Operating ROE (unlevered 5 pt average)	10%	15.7%	19.2%	150%
U.S. Life Insurance	U.S. Life Insurance and Runoff adjusted operating income metric	10%	$70	$85	150%
	Gross Incremental Premium Approved	15%	$304	$394	150%
	Core Statutory pre-tax income metric	10%	$(5)	$(51)	54%
Canada Mortgage Insurance (Canadian $ in millions)	Adjusted operating income	7.5%	$462	$475	109%
	Operating ROE (2 pt average)	7.5%	12.0%	12.0%	100%
Australia Mortgage Insurance (Australian $ in millions)	Adjusted operating income	5%	$101	$82	53%
	Operating ROE (4 pt average)	5%	5.5%	4.6%	0%

Strategic Objectives

Objective	Weight	Funding %
Close Oceanwide Transaction & Transition Execution	20%	150%
		Overall %	121%

Ms. Groh

Ms. Groh’s approved annual incentive award for 2018 was $1,000,000, or approximately 121% of her targeted amount based on the achievement of the financial and strategic measures for her areas of responsibility.

As CFO, Ms. Groh contributed towards achieving a majority of our financial and non-financial objectives noted above. Other key accomplishments in 2018 were:

•	active leadership and significant contributions to support the planning for and regulatory approval of the execution of the closing of the Oceanwide Transaction in both the U.S. and China;

•

continued active leadership in managing rating agencies and other key capital markets relationships, including refinancing our debt in 2018 at reasonable levels and executing a bond consent which protects the holding company from a technical event of default from GLAIC; and

•	active leadership to drive the improved governance of our finance and actuarial capabilities.

Mr. Schneider

Mr. Schneider’s approved annual incentive award for 2018 was $1,360,000, or approximately 121% of his targeted amount for 2018 based on the achievement of the financial and strategic measures for his respective area of responsibility.

Mr. Schneider is primarily responsible for the financial and operating performance of our businesses. Our U.S. and Canada mortgage insurance businesses significantly exceeded their goals with respect to adjusted operating income and operating ROE, while our Australia mortgage insurance business met its strategic objectives but did not achieve its adjusted operating income or operating ROE targets. Our U.S. Life Insurance businesses exceeded its financial performance goals.

Other key accomplishments were:

•	providing significant support for the company’s efforts to achieve regulatory approvals for the Oceanwide Transaction; and

•	managing numerous projects to improve the operating performance and customer service capabilities of our businesses.

Mr. Bobitz

Mr. Bobitz’s approved annual incentive award for 2018 was $665,000, or approximately 121% of his targeted amount for 2018 based on the achievement of the financial and strategic measures for his respective area of responsibility.

As General Counsel, Mr. Bobitz contributed towards the achievement of our key strategic and non-financial objectives noted above. Other key accomplishments were:

•	leadership in managing Genworth’s regulatory relationships and outcomes, especially in coordinating the various regulatory filings for approval of the Oceanwide Transaction;

•	management of key compliance and litigation matters affecting the company; and

•

significantly improving Genworth’s security readiness in compliance with the National Security Agreement, dated June 8, 2018 by and among Genworth, Oceanwide, and the United States Government, represented by United States Departments of Treasury and Justice and other regulatory requirements in advance of the completion of the Oceanwide Transaction.

Mr. Sheehan

Mr. Sheehan’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance. His 2018 target was $1,200,000. Mr. Sheehan’s approved annual incentive award for 2018 was $1,650,000, or approximately 138% of his targeted amount for 2018 based on the achievement of the following financial and strategic measures for the investment function.

Financial Objectives

Objective	Weight	2018 Target	2018 Measured Results	Funding %
Net Investment Income	20%	$3,185	$3,269	112%
Total company adjusted U.S. GAAP impairments and trading losses	10%	$(55)	$(2)	150%
U.S. Life Insurance statutory impairments and trading losses and capital/credit migration impact	20%	$(110)	$(61)	150%
Purchase yield vs. external benchmark	10%	4.03%	4.47%	150%

Strategic Objectives

Objective	Weight	Funding %
US Life Private Asset Production	20%	150%
GMI Global Asset Production	10%	150%
Strategic Asset Production	10%	103%
		Overall %	138%

Key accomplishments for Mr. Sheehan in managing our investment portfolio results included:

•	achieving above target results for net investment income;

•	achieving above target results for purchase yield versus the external benchmark;

•	achieving outstanding impairment results and significant trading gains in our investment portfolios;

•	exceeding targeted allocations across private asset classes, including commercial mortgage loans, private placements and alternative asset commitments; and

•	successfully re-negotiating current derivative counterparty agreements, and negotiating new counter party agreements.

Annual Long-Term Incentives

We believe that the largest component of our annual compensation opportunities for named executive officers should be in the form of longer-term incentives, including annual long-term equity and cash grants. The Compensation Committee determines an approximate compensation value for annual long-term incentive grants for the CEO after receiving inputs from the Board and the Compensation Committee’s compensation consultant, and for each other named executive officer after considering the recommendations of our CEO. Additional considerations for award values include competitive pay levels, alignment of total pay at risk with the individual’s ability to impact long-term company performance, the individual’s sustained performance over time, and long-term succession and retention needs.

Our long-term incentive program is closely aligned with a multi-year business plan, which is reviewed by the Genworth Board of Directors. The Compensation Committee sets performance targets for the long-term incentive program that align with achievement of a multi-year business plan, with above target payouts for exceeding the plan and below target or no payouts for not meeting the plan. When setting the multi-year business plan, many factors and assumptions are considered, such as the competitive landscape, the global economic environment, market trends, interest rates, and regulatory considerations. As a result, performance targets within our long-term incentive plan may not always escalate on a yearly basis, and potentially may be set below the previous year’s targets or actual results.

The compensation consultant works with the Compensation Committee to determine annual long-term equity grant awards to the CEO, and the Compensation Committee approves awards to the CEO after reviewing the proposal with the Board in executive session. The company uses a 20-day historical average closing price in February and/or March to create an estimate of the grant-date fair value of a share for planning purposes. The compensation value is converted to a number of shares, typically rounded, for Compensation Committee approval. This approach mitigates the impact of short-term fluctuations in stock price on award levels, allows for clear understanding of both share levels and approximate compensation values at the time of Compensation Committee approval, and facilitates delivering rounded award amounts. The Compensation Committee approves a number of shares at the end of this process.

The CEO prepared a recommendation for the annual long-term incentive compensation value for each of the named executive officers (other than himself), and the Compensation Committee approved the final award values. With not enough shares available for the 2018 long-term incentive awards granted in May 2018, the Compensation Committee altered the traditional pay structure for our continuing named executive officers other than the CEO to have 100% of their long-term incentives be PCAs to ensure continued alignment with stockholder interests was maintained. At the 2018 Annual Meeting, stockholders approved a new omnibus plan which will allow future long-term incentives beginning in 2019 to all continuing named executive officers to again be equity-based.

Our long-term incentive awards to executive officers have included, over time, different combinations of SARs, PSUs, RSUs and PCAs. Taken together, we believe our annual long-term incentive grants provide our continuing named executive officers with effective retention value and appropriate incentives to achieve long-term company performance objectives, while aligning our executive officer compensation program with the long-term interests of our stockholders. For 2018, our continuing named executive officers’ long-term equity grants were awarded 50% in PSUs and 50% in RSUs for our CEO, and 100% in PCAs for our other eligible named executive officers. As discussed above, beginning in 2019, Mr. McInerney’s long-term incentives are 100% performance-based. Our Compensation Committee reviewed the proposed compensation values for all executive officers, determined aggregate award sizes based on the approach described above using an estimated share value at that time, and subsequently approved the performance goals and terms and conditions of the 2018-2020 PSUs and PCAs as well as grants of RSUs at its meeting in May 2018.

CEO Annual Long-Term Incentive Grants

Annual equity grants made in 2016 through 2018 to the CEO have been awarded in the following amounts:

Named Executive Officer	Reported Year	Approximate Compensation Value Intended to be Delivered(1)	# of RSUs Awarded	“Target” # of PSUs Awarded
Mr. McInerney	2018	$4,125,000	739,000	739,000
	2017	$4,125,000	554,000	554,000
	2016	$4,125,000	—	1,500,000

(1)

Due to differences in how the grant-date fair value of awards is determined for accounting purposes, these amounts will differ from the amounts reflected as the grant date fair value of the awards in the 2018 Summary Compensation Table.

In 2019, the Compensation Committee eliminated RSUs from the CEO pay program and transitioned to 100% PSU grants.

Other NEO Long-Term Incentive Grants

The 2018 target annual long-term incentive opportunities for our continuing named executive officers average 51% of target compensation. Individual long-term incentive targets are listed in the 2018 Grants of Plan-Based Awards Table below but due to the awards being PCAs, they are not reflected in the 2018 Summary Compensation Table. The Compensation Committee approved annual long-term incentive target increases in 2018 for Ms. Groh and Mr. Bobitz of 50% and 42%, respectively, of their base salary to better align with the market and further link pay with company performance.

The intended value of the annual long-term incentive awards made in 2016 through 2018 to the other continuing NEOs were awarded in the following amounts:

Named Executive Officer	Reported Year	Approximate Compensation Value Intended to be Delivered(1)	# of RSUs Awarded	“Target” # of PSUs Awarded	“Target” $ Value of PCAs Awarded
Ms. Groh	2018	$1,500,000	—	—	$1,500,000
	2017	$1,000,000	134,000	134,000	—
	2016	$1,000,000	180,000	180,000	—
Mr. Sheehan	2018	$1,500,000	—	—	$1,500,000
	2017	$1,500,000	202,000	202,000	—
	2016	$1,500,000	275,000	275,000	—
Mr. Schneider	2018	$2,000,000	—	—	$2,000,000
	2017	$2,000,000	269,000	269,000	—
	2016	$2,000,000	365,000	365,000	—
Mr. Bobitz	2018	$900,000	—	—	$900,000
	2017	$633,000	85,000	85,000	—
	2016	$500,000	90,000	90,000	—

(1)

Due to differences in how the grant-date fair value of awards is determined for accounting purposes, these amounts will differ from the amounts reflected as the grant date fair value of the awards in the 2016 and

2017 Summary Compensation Tables. 2018 Amounts noted for PCAs reflect performance-based cash long-term incentives that are not reflected in the 2018 Summary Compensation Table.

Additional Information Regarding Awards of Restricted Stock Units

Awards of RSUs were included in our annual equity grants to named executive officers beginning in 2015 and first included in our annual CEO equity grants in 2017. RSUs granted in 2015, 2016, 2017 and 2018 vest 33% per year, beginning on the first anniversary of the grant date. As noted above, CEO equity grants in 2019 were changed to 100% PSUs. Net after-tax shares acquired by named executive officers through the grant or exercise of all company equity incentive awards are subject to a 50% retention ratio until stock ownership guidelines are met. Awards of RSUs are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Additional Information Regarding 2018-2020 Performance Stock Unit and Performance-Based Cash Grants

Our Compensation Committee, with input from its independent compensation consultant and management, approves performance measures for our PSU and PCA grants that would be a meaningful indication of improved company financial performance.

Awards of 2018-2020 PSUs and PCAs vest based on the company’s achievement of performance goals relating to consolidated Genworth U.S. GAAP Adjusted Operating Income, measured over three discrete performance measurement periods as noted below. The target number of PSUs and the PCA target value noted above was fixed for each participant at the time of grant and following the performance period any unvested PSUs and PCAs will be forfeited. Following the final performance measurement period, performance under each measurement period is independently weighted, with the results for each performance measurement period multiplied by the applicable weightings, then added together. As the first performance measurement period was complete as of December 31, 2018, the estimated result is noted below. No payout is earned for performance below threshold level for a given performance measurement period, while performance at threshold would result in a 50% payout, and performance at the maximum payout would result in 200% of target.

As noted on page 25, our Compensation Committee chair, David Moffett, recently reached out to our largest institutional stockholders, representing in aggregate approximately 60% of our outstanding shares, to solicit their feedback and input on our compensation programs. Based on this feedback, starting with the 2019 PSU grant, the performance will be measured over a three-year cumulative period instead of three separate one-year measurement periods.

In 2018, the Compensation Committee approved a change to the maximum payout to 200% of target, which better aligns with the market practice. The maximum performance threshold was also increased as a percentage of target to reflect the higher payout potential.

2018-2020 Performance Stock Unit Metrics and Goals

	Consolidated Genworth U.S. GAAP Adjusted Operating Income(1)
Performance Measurement Period	Weight (% of Target)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Current Estimated Result
January 1, 2018—December 31, 2018 ($MM)	34%	$400	$500	$600	Above Target
January 1, 2019—December 31, 2019 ($MM)	33%	$530	$665	$800	Not Available
January 1, 2020—December 31, 2020 ($MM)	33%	$500	$625	$750	Not Available

(1)

Consolidated Genworth U.S. GAAP Adjusted Operating Income will be measured excluding impacts from in-force reserve changes from future period assumption changes (e.g., mortality, interest rate, expense, laps, morbidity), methodology changes (e.g., changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act, and litigation related to the proposed merger with Oceanwide (legal fees and settlement costs), and any strategic deal-related expenses (e.g., third-party legal, actuarial or reinsurance support for negotiating or implementing a transaction). It is expected that all threshold, target and maximum performance goals for each Performance Measurement Period will be adjusted (up or down, as appropriate) at the time the company closes its proposed merger with Oceanwide in order to account for the impact of Purchase-GAAP accounting adjustments on the performance goals.

Additional Information Regarding 2017-2019 Performance Stock Unit Grants

Awards of 2017-2019 PSUs vest based on the company’s achievement of performance goals relating to consolidated Genworth U.S. GAAP Adjusted Operating Income, measured over three discrete performance measurement periods as noted below. The target number of PSUs noted above was fixed for each participant at the time of grant, and following the performance period any unvested PSUs will be forfeited. Following the final performance measurement period, performance under each measurement period is independently weighted, with the results for each performance measurement period multiplied by the applicable weightings, then added together. As the performance measurement periods for 2017 and 2018 were complete as of December 31, 2018, the estimated results for these periods are noted below. No payout is earned for performance below threshold level for a given performance measurement period, while performance at threshold would result in a 50% payout, and performance at the maximum payout would result in 150% of target.

As noted on page 25, our Compensation Committee chair, David Moffett, recently reached out to our largest institutional stockholders, representing in aggregate approximately 60% of our outstanding shares, to solicit their feedback and input on our compensation programs. Based on this feedback, starting with the 2019 PSU grant, the performance will be measured over a three-year cumulative period instead of three separate one-year measurement periods.

2017-2019 Performance Stock Unit Metrics and Goals

	Consolidated Genworth U.S. GAAP Adjusted Operating Income(1)
Performance Measurement Period	Weight (% of Target)	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Current Estimated Result
January 1, 2017—December 31, 2017 ($MM)	34%	$370	$460	$510	Maximum
January 1, 2018—December 31, 2018 ($MM)	33%	$385	$485	$535	Maximum
January 1, 2019—December 31, 2019 ($MM)	33%	$480	$600	$660	Not Available

(1)

Consolidated Genworth U.S. GAAP Adjusted Operating Income will be measured excluding impacts from in-force reserve changes from future period assumption changes (e.g., mortality, interest rate, expense, lapse, morbidity), methodology changes (e.g., changes that would arise from a system conversion), changes in foreign exchange rates, expense associated with the Australia IPO Class Action lawsuit and litigation related to the proposed merger with Oceanwide (legal fees and settlement costs), and any strategic deal-related expenses (e.g., third party legal, actuarial or reinsurance support for negotiating or implementing a transaction). It is expected that all threshold, target and maximum performance goals for each Performance Measurement Period will be adjusted (up or down, as appropriate) at the time the company closes its proposed merger with Oceanwide in order to account for the impact of Purchase-GAAP accounting adjustments on the performance goals.

Additional Information Regarding 2016-2018 Performance Stock Unit Grants

Awards of 2016-2018 PSUs were earned over a three-year period and vested based on company performance against two performance goals measured for our global mortgage insurance businesses and two performance goals measured for our U.S. life insurance business, as noted in the table below. The target number of PSUs was fixed for each participant at the time of grant, and following the performance period any unvested PSUs would have been forfeited. The metrics are independently weighted (25% each), such that performance at threshold for all performance measures would result in a 50% payout, and performance for all four performance measures at maximum would result in a 125% payout. The maximum was set at 125% of the target.

With the pending acquisition with Oceanwide, Genworth did not achieve the U.S. Life Insurance expense threshold due to the Board’s desire to align with Oceanwide’s preference to maintain new business capabilities that would be more fully utilized after the closing of the Oceanwide Transaction. Based on these facts, the Compensation Committee chose to not penalize executives for a goal set prior to the Oceanwide Transaction in March 2016 that conflicts with commitments to Oceanwide under the Merger Agreement signed in October 2016. It therefore approved a payout at the target level for this goal, resulting in an overall payout of 119% of target instead of 94%.

As noted on page 25, our Compensation Committee chair, David Moffett, recently reached out to our largest institutional stockholders, representing in aggregate approximately 60% of our outstanding shares, to solicit their feedback and input on our compensation programs. Based on this feedback, starting with the 2019 PSU grant, the performance will be measured over a three-year cumulative period instead of three separate one-year measurement periods.

2016-2018 Performance Stock Unit Metrics and Goals

Performance Measure	Weight (% of Target)	Threshold (50% Payout)	Target (100% Payout)	Maximum (125% Payout)	Result
2016-2018 Mortgage Insurance Average Annual Adjusted Operating Income ($MM)(1)	25%	$300	$410	$510	$531
2016-2018 Mortgage Insurance Average Annual Adjusted Operating ROE (unlevered)(2)	25%	6.8%	8.8%	10.6%	11.1%
2018 U.S. Life Insurance Expense ($MM)(3)	25%	$460	$425	$400	$493
2016-2018 Cumulative LTC In-Force Rate Actions ($MM)(4)	25%	$525	$585	$645	$792

(1)

Sum of U.S., Canada and Australia mortgage insurance businesses’ U.S. GAAP annual income (loss) from continuing operations excluding the after-tax effects of income attributable to non-controlling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and infrequent or unusual non-operating income. Adjusted operating income is translated at 0.74 foreign exchange rates for Australia and 0.77 for Canada and based on assumed ownership levels of 52.0% for Australia mortgage insurance business and 57.2% for our Canada mortgage insurance business.

(2)

Annual adjusted operating income excluding our portion of interest expense related to debt using our ownership percentage of 57.2% for Canada and 52.0% for Australia, divided by average ending Genworth’s stockholders’ equity for our U.S., Canada, and Australia mortgage insurance businesses, excluding accumulated other comprehensive income (loss) and our portion of debt.

(3)

Target 2018 expenses are the gross Selling, General and Administrative expenses, including claim administration costs and software amortization, excluding certain costs for retention, actuarial staff augmentation, and costs or settlements associated with pending litigation. Expenses for an immediate annuities product offering and costs associated with strategic transactions were also excluded from this measure.

(4)

Gross incremental premium approvals, which are considered as premium or reserve releases that are premium equivalent based on the state approval assumptions utilized in the 2015 Loss Recognition Testing projections.

Additional Information Regarding Prior Awards of SARs

Awards of SARs were included in our annual equity grants prior to 2016. SARs granted in February 2014 vest 25% per year, while SARs granted in 2015 vest 33% per year, each beginning on the first anniversary of the grant date. Beginning with our 2011 annual equity grant, all grants of SARs have been in the form of Capped SARs, which include a limit on the maximum value per share upon exercise, in order to reduce accounting expense through a reduced grant date fair value. The Capped SAR awards made in 2011 through 2015 have a maximum share value of $75.00, which allowed us to realize significant expense savings without materially diminishing the incentive and reward for long-term stock price appreciation.

Awards of SARs are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Executive Compensation—Potential Payments upon Termination or Change of Control section below. Net after-tax shares acquired by executive officers through the grant or exercise of all company equity incentive awards are subject to a 50% retention ratio until stock ownership guidelines are met. Additionally, shares acquired through the exercise of stock options (if outstanding from prior grant practices) or SARs are further subject to the company’s nine-month net hold policy (see the Other Key Compensation and Governance Policies—Executive Officer Stock Ownership Guidelines, Retention Ratio and Net Hold Policy section below).

Our Other Compensation and Benefits Programs

Retention Incentive Award For Mr. Bobitz

On September 15, 2016, the Compensation Committee awarded an additional cash-based retention incentive of $425,000 to Mr. Bobitz, which became payable 100% on June 1, 2018, provided he was still employed by the company (or its successor) on such date, or earlier under certain limited circumstances, including a termination of employment without “cause,” death or disability. This retention incentive was paid on June 1, 2018 and is reflected in the 2018 bonus column.

Severance Benefits—Involuntary Termination without a Change of Control

The Compensation Committee annually reviews the provisions and participants of executive-level severance benefits in order to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. After such a review, we adopted the 2015 Key Employee Severance Plan (the “2015 Severance Plan”), effective as of January 1, 2015, in order to offer competitive termination benefits, promote retention of a selected group of key employees, including our continuing named executive officers, and to provide key protections to the company in the form of restrictive covenants.

The specific terms of the 2015 Severance Plan, and the potential payments and benefits upon a termination of employment without “cause” or by the executive for “good reason” for each of our continuing named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Severance Benefits—Involuntary Termination Following a Change of Control

The Compensation Committee annually reviews the provisions and participants of our change in control plans to monitor competitiveness and appropriate levels of benefits to meet plan objectives. After such a review, we adopted the 2014 Change of Control Plan (the “2014 Change of Control Plan”) in order to provide change of control severance benefits for a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” within two years following a change of control of the company (each a “Qualified Termination”).

The change of control severance benefits are intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of stockholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the company. All benefits under our change of control plan are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The specific terms of the 2014 Change of Control Plan, and the potential payments and benefits upon a Qualified Termination for each of our continuing named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

As noted on page 23, the Merger Agreement does not include any special compensation awards for any continuing named executive officer as a result of the Oceanwide transaction. The “double-trigger” provisions of the change of control severance benefits apply to the Oceanwide transaction, meaning that no compensation will be paid to participants solely upon the closing of the transaction, so as not to create an unintended incentive regarding the transaction.

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation program because they provide a competitive financial security component that supports attraction and retention of talent. We maintain the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), a tax-qualified, defined contribution plan in which our U.S. employees, including our continuing named executive officers, are eligible to participate. The Retirement and Savings Plan has two features: the “401(k) Savings Feature,” in which participants can defer savings on a pre-tax basis and receive company matching contributions, subject to certain Internal Revenue Service limits, and a “Retirement Account Feature,” which includes only company contributions made annually based on a schedule of completed years of service and age. In addition, we offered the following non-qualified retirement and deferred compensation plans in 2018 that were available to certain of our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”), which is a defined benefit plan that was closed to new participants after December 31, 2009;

•	Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”), which is a defined contribution plan; and

•	Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which was closed to new contributions after December 31, 2015.

We continually assess our benefit offerings and seek to align benefit offerings with competitive market levels. It is important to us to keep our benefit design and costs competitive with our peers so that we can continue to attract and retain talent while managing our expenses. Each of the above non-qualified retirement plans is described in more detail in the Executive Compensation—Pension Benefits and Non-Qualified Deferred Compensation sections below.

Other Benefits and Perquisites

We regularly review the benefits and perquisites provided to our named executive officers to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”) available to all of our U.S.-based executives, an enhanced company-owned life insurance program (the “Executive Life Program”) and a limited number of perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to named executive officers are the opportunity to receive financial planning services and annual physical examinations.

We also provide certain benefits in the event of death, total disability or sale of a business unit to a successor employer. Amounts payable to continuing named executive officers in those limited circumstances are described in more detail in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

Other Key Compensation and Governance Policies

In addition to our compensation programs described above, the company maintains the following policies and practices intended to strengthen the overall long-term stockholder alignment and governance of our compensation programs.

Executive Officer Stock Ownership Guidelines, Retention Ratio and Net Hold Policy

The company maintains stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers. The stock ownership guidelines specify the value of company stock, as a multiple of the executive officer’s base salary, which must be held by each executive officer.

Position	Multiple
CEO	7x Salary
CFO, CIO and COO	3x Salary
Other Executive Vice Presidents and Senior Vice Presidents	2x Salary

The ownership multiple is used to calculate a target number of shares for each designated executive officer as of January 1 of each year (or, in the case of a newly-designated executive officer, as of the date such executive officer first becomes subject to the ownership guidelines). The target number of shares is individually determined by multiplying the executive officer’s then-current annual base salary by the applicable multiple, and dividing the result by the average closing price of the company’s common stock during the 60 trading days immediately preceding the measurement date.

Compliance with the stock ownership requirements is also measured as of January 1 of each year. In the event that an executive officer has not reached the required level of stock ownership as of any measurement date, the executive officer will be subject to a 50% retention ratio that requires the executive officer to retain (and not sell or transfer) at least 50% of the after-tax “profit” shares resulting from the grant or exercise of all company equity incentive awards until the next measurement date.

In order to meet this stock ownership requirement, an executive officer may count (i) all shares of common stock owned by the executive officer, including common stock held in the company’s Retirement and Savings Plan, (ii) any outstanding RSUs, but excluding any unvested RSUs that vest based on achievement of performance goals (such as PSUs), and (iii) a number of shares representing the aggregate “spread value” of vested and in-the-money stock options and SARs (with such number being calculated as of January 1 of each year on a pre-tax basis, based on the 60 trading day average closing price of the company’s common stock on such date). None of our continuing named executive officers sold shares in 2016, 2017 or 2018.

The following table shows the number of shares of common stock considered to be held, and the applicable stock ownership requirements, for each of our named executive officers, as of January 1, 2019:

Named Executive Officer	Stock Requirement as of January 1, 2019, based on $4.32 stock price average (#)	Number of Shares Deemed Held as of January 1, 2019, based on $4.32 stock price average (#)	Stock Held as a % of Guidelines as of January 1, 2019	Subject to 50% Net Share Retention Ratio For Duration of 2018
Mr. McInerney	1,618,684	1,374,317	85%	Yes
Ms. Groh	457,856	299,967	66%	Yes
Mr. Sheehan	416,233	502,184	>100%	No
Mr. Schneider	520,291	601,278	>100%	No
Mr. Bobitz	231,241	198,044	86%	Yes

Additionally, in order to minimize any possible appearance of an incentive for executive officers to seek to cause short-term increases in the price of Genworth shares in order to exercise stock options or SARs and sell the stock for unwarranted personal gains, the Compensation Committee requires executive officers to hold for at least nine months the shares of Genworth stock that they receive by exercising stock options or SARs (net of any shares applied for a cashless exercise or to pay applicable taxes). This requirement applies to all of our continuing named executive officers.

Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers

The company maintains an anti-hedging policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, and also prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The company maintains this policy because hedging transactions, which might be considered short-term bets on the movement of the company’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives.

The company also maintains an anti-pledging policy, which prohibits its executive officers and directors from holding Genworth securities in a margin account or otherwise pledging Genworth securities as collateral for a loan. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. The company maintains this policy because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Genworth securities and the margin sale or foreclosure sale of Genworth securities during such time could also create the appearance that the person is trading based on inside information.

Clawback Policy

The company maintains a clawback policy under which the company will seek to recover, at the discretion and direction of the Compensation Committee, and after it has considered the costs and benefits of doing so, incentive compensation earned by, awarded or paid to a covered officer for performance periods beginning after January 1, 2011, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (other than a restatement or adjustment due to a change in applicable accounting principles, rules or interpretations). In addition, if a covered officer engaged in fraud or intentional misconduct that contributed to an award or payment of incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct, the company may take other remedial and recovery actions, as determined by the Compensation Committee.

Tax and Accounting Considerations

We consider accounting and tax implications when designing our executive compensation and incentive programs. For example, it has been our intent to maximize the deductibility of executive compensation while retaining flexibility to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent. The exemption from Section 162(m)’s deduction limit for performance-based compensation, however, has been repealed by the Tax Cuts and Jobs Act enacted in December 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Evaluation of Compensation Program Risks

The Compensation Committee annually reviews a report prepared by management regarding the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company. Following that review for 2018 compensation, the Compensation Committee agreed with management’s conclusion that the company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the company.

EXECUTIVE COMPENSATION

The following table provides information relating to compensation earned by or paid to our named executive officers in all capacities:

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Thomas J. McInerney President and Chief Executive Officer	2018 2017 2016	996,804 996,804 996,804	— — —		5,291,240 4,443,080 4,215,000	— — —	2,500,000 3,000,000 3,000,000	— — —	523,900 525,327 328,453	9,311,944 8,965,211 8,540,257

Kelly L. Groh Executive Vice President and Chief Financial Officer	2018 2017 2016	646,389 588,498 538,657	— 658,250 658,250		— 1,074,680 860,400	— — —	1,000,000 900,000 850,000	— 135,675 75,376	186,929 175,661 129,750	1,833,318 3,532,764 3,112,433

Daniel J. Sheehan IV Executive Vice President—Chief Investment Officer	2018 2017 2016	598,083 598,083 598,083	— 1,000,000 1,000,000		— 1,620,040 1,314,500	— — —	1,650,000 1,900,000 1,900,000	209,148 1,309,516 801,545	149,469 148,615 136,884	2,606,700 6,576,254 5,751,012

Kevin D. Schneider Executive Vice President and Chief Operating Officer	2018 2017 2016	742,811 722,683 722,683	— 1,000,000 1,000,000		— 2,157,380 1,744,700	— — —	1,360,000 1,630,000 1,500,000	272,779 1,122,686 692,720	175,969 165,872 167,627	2,551,559 6,798,621 5,827,730

Ward E. Bobitz Executive Vice President and General Counsel	2018 2017 2016	538,657 484,025 423,642	425,000 — 425,000	(1)	— 681,700 430,200	— — —	665,000 750,000 750,000	295,559 735,668 422,665	116,232 111,429 84,603	2,040,448 2,762,822 2,536,110

Scott J. McKay Former Executive Vice President—Chief Strategy Officer	2018	153,355	—		—	—	—	—	2,086,891	2,240,246

(1)	Reflects a cash retention incentive originally awarded to Mr. Bobitz in 2016.
(2)

Reflects the aggregate grant date fair value of RSUs and PSUs awarded during the period, determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. The 2018 value for Mr. McInerney includes the grant date fair value of PSUs granted, and also includes the grant date fair value of RSUs awarded. Assuming achievement of the PSU performance conditions at the highest level (rather than at target level), the aggregate grant date fair value of awards reflected in this column for Mr. McInerney would be higher by $2,645,620. The other continuing NEOs received long-term PCAs in lieu of stock based long-term incentives as described in the Compensation Discussion and Analysis section above. The PCA grant date fair value amounts awarded in 2018 for the other continuing NEOs are: $1,500,000 for Ms. Groh; $1,500,000 for Mr. Sheehan; $2,000,000 for Mr. Schneider; and $900,000 for Mr. Bobitz. The PCAs awarded in 2018 are cash-based and therefore not reflected in the 2018 Summary Compensation Table above.

(3)	Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis section above.
(4)

Reflects the annual change in actuarial present values of the eligible named executive officer’s accumulated benefits under the SERP. The SERP was closed to new participants effective January 1, 2010. A description of the SERP precedes the 2018 Pension Benefits Table below.

(5)	See the 2018 All Other Compensation—Details table below:

2018 All Other Compensation—Details

Name	Company Contributions to the Retirement Plans ($)(a)	Life Insurance Premiums ($)(b)	Executive Physical ($)	Financial Counseling ($)	Payments Related to Separation ($)(c)	Total ($)
Mr. McInerney	476,697	23,493	3,725	19,985	—	523,900
Ms. Groh	154,639	9,355	2,950	19,985	—	186,929
Mr. Sheehan	138,654	10,815	—	—	—	149,469
Mr. Schneider	132,391	20,293	3,300	19,985	—	175,969
Mr. Bobitz	78,183	14,764	3,300	19,985	—	116,232
Mr. McKay	13,750	16,666	3,000	15,000	2,038,475	2,086,891

(a)

Reflects contributions made on behalf of the named executive officers for each of the following programs: (i) company matching contributions made in 2018 to the 401(k) Savings Feature of the Retirement and Savings Plan; (ii) company contributions made in 2019 to the Retirement Account Feature of the Retirement and Savings Plan, which are based on 2018 earnings; and (iii) company contributions made in 2019 to the Restoration Plan, which are based on 2018 earnings.

(b)

Represents premium payments made in 2018 for the following programs: (i) Leadership Life Program, an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program, a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death. Premiums for the Leadership Life Program are graded through age 59, with escalation in particular between age 50 and 59, and level thereafter.

(c)

Reflects payments made related to Mr. McKay’s separation from the Company including a cash severance payment of two times his base salary plus target bonus ($1,600,000), a lump sum payment for 18 months of health and life insurance continuation plus the cost of nine months of life insurance coverage that the company would have paid for 2019 ($48,576), a pro-rated portion of his variable incentive compensation ($100,000), and a payment equal to the value of the cancellation of unvested equity ($289,899).

CEO Pay Ratio

The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We determined that as of December 31, 2017, our total number of U.S. employees was 3,529 and our total number of non-U.S. employees was 566. We excluded from this employee population a total of 54 employees from: Mexico (44), India (6), Hong Kong (1), and Korea (3), as the total number of employees from these non-U.S. jurisdictions was less than 5% of our total employee population.

To determine our median employee pay, we chose the sum of base salary and target annual incentive as our consistently applied compensation measure. We then annualized base salary for those employees who commenced work during 2017 and any employees who were on leave for a portion of 2017. For hourly employees, we used a reasonable estimate of hours worked to determine annual base pay.

Using this methodology, we identified the median employee for 2017, and used this person again as our median employee for 2018, as there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. This person’s annual total compensation for 2018 was $89,313, which includes $74,438 in salary, $7,500 in annual incentive and $7,375 in company contributions to our Retirement and Savings Plan. The annual total compensation of our CEO for 2018 was $9,311,944. Accordingly, the ratio of CEO pay to median employee pay was 104:1.

Grants of Plan-Based Awards

The table below provides information on the following plan-based awards that were made in 2018:

•

Annual Incentive. Annual incentive opportunities awarded to our named executive officers are earned based on company performance measured against one-year financial and operating objectives, together with a qualitative assessment of performance, including individual performance objectives. Additional information regarding the design of the annual incentive program and 2018 awards are included in the Compensation Discussion and Analysis section above. Annual incentives are identified as “AI” in the Award Type column of the following table.

•

Restricted Stock Units. Each RSU represents a contingent right to receive one share of our common stock in the future. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the RSUs and are paid in cash at the time that the corresponding RSUs vest. Additional information regarding RSUs is included in the Compensation Discussion and Analysis section above.

•

Performance Stock Units. PSUs were awarded to the CEO in 2018. PSUs consist of performance-vesting stock units that may convert to shares following the end of the performance period based on achievement of certain pre-established performance goals. PSUs are granted with respect to a target number of shares, will be forfeited if performance falls below a designated threshold level of performance, and may be earned up to 200% of the target number of shares for exceeding a designated maximum level of performance. Additional information regarding PSUs is included in the Compensation Discussion and Analysis section above.

•

Performance-Based Cash Long-Term Incentive. PCAs were awarded to continuing named executive officers, other than the CEO, in 2018. This award will be forfeited if performance falls below a designated threshold level of performance and may be earned up to 200% of the target award for exceeding a designated maximum level of performance.

2018 Grants of Plan-Based Awards Table

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold	Target	Max	Threshold	Target	Max
Mr. McInerney	AI		—	2,000,000	4,000,000
	RSU	5/22/2018							739,000	2,645,620
	PSU	5/22/2018				369,500	739,000	1,478,000		2,645,620
Ms. Groh	AI		—	825,000	1,650,000
	PCA		—	1,500,000	3,000,000
Mr. Sheehan	AI		—	1,200,000	2,400,000
	PCA			1,500,000	3,000,000
Mr. Schneider	AI		—	1,125,000	2,250,000
	PCA			2,000,000	4,000,000
Mr. Bobitz	AI		—	550,000	1,100,000
	PCA			900,000	1,800,000
Mr. McKay	—	—	—	—	—	—	—	—	—	—

(1)	The 2018-2020 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2020.
(2)	The RSUs granted are scheduled to vest one-third per year beginning on the first anniversary of the grant date.
(3)

Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for PSUs is based on the grant date fair value of the underlying shares at target performance and the probable outcome of performance-based conditions at the time of grant, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The table below provides information with respect to stock options, SARs, RSUs and PSUs outstanding on December 31, 2018:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Mr. McInerney	1,200,000	—	7.90	01/02/2023	369,333	(1)	1,721,092	1,785,000	(6)	8,318,100
					739,000	(2)	3,443,740	554,000	(7)	3,872,460
								739,000	(8)	6,887,480

Ms. Groh	39,000	—	14.18	02/10/2020	89,333	(1)	416,292	214,200	(6)	998,172
	24,000	—	12.75	02/09/2021	7,775	(3)	36,232	134,000	(7)	936,660
	30,000	—	8.88	02/14/2022	60,000	(4)	279,600
	26,000	—	9.06	02/15/2023
	14,650	—	15.23	02/20/2024

Mr. Sheehan	18,000	—	7.80	08/19/2019	134,666	(1)	627,544	327,250	(6)	1,524,985
	40,000	—	14.18	02/10/2020	91,666	(4)	427,164	202,000	(7)	1,411,980
	24,000	—	12.75	02/09/2021
	32,400	—	8.88	02/14/2022
	120,000	—	5.96	10/31/2022
	135,000	—	9.06	02/15/2023
	100,000	—	15.23	02/20/2024
	275,000	—	7.99	02/20/2025

Mr. Schneider	100,000	—	7.80	08/19/2019	179,333	(1)	835,692	434,350	(6)	2,024,071
	85,000	—	14.18	02/10/2020	121,666	(4)	566,964	269,000	(7)	1,880,310
	85,000	—	12.75	02/09/2021
	152,000	—	8.88	02/14/2022
	100,000	—	5.13	06/01/2022
	200,000	—	5.96	10/31/2022
	215,000	—	9.06	02/15/2023
	150,000	—	15.23	02/20/2024
	265,000	—	7.99	02/20/2025

Mr. Bobitz	23,500	—	2.46	02/12/2019	56,666	(1)	264,064	107,100	(6)	499,086
	22,000	—	14.18	02/10/2020	30,000	(4)	139,800	85,000	(7)	594,150
	13,200	—	12.75	02/09/2021
	15,300	—	8.88	02/14/2022
	17,000	—	9.06	02/15/2023
	21,000	—	15.23	02/20/2024
	90,000	—	7.99	02/20/2025
Mr. McKay	—	—	—	—	—		—	—		—

(1)	RSUs vest 50% on March 15, 2019 and March 15, 2020.
(2)	RSUs vest one-third on May 22, 2019, May 22, 2020 and May 22, 2021.
(3)	Remaining RSUs vested 100% on March 20, 2019.
(4)	Remaining RSUs vested 100% on February 25, 2019.
(5)	Market value is calculated based on the closing price of our common stock on December 31, 2018 of $4.66 per share.
(6)

2016-2018 PSUs were earned and became vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2018. Amounts reported here reflect actual amounts awarded following the end of the performance period. For more information regarding the payout of these PSUs, see the Compensation Discussion and Analysis section above.

(7)

2017-2019 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2019. Amounts reported here reflect maximum levels of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding the 2017-2019 PSUs, see the Compensation Discussion and Analysis section above.
(8)

2018-2020 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2020. Amounts reported here reflect maximum levels of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding the 2018-2020 PSUs, see the 2018 Grants of Plan Based Awards Table and the Compensation Discussion and Analysis section above.

2018 Options Exercised and Stock Vested Table

The table below provides information regarding SARs that were exercised and RSUs that vested during 2018. Net shares received by each named executive officer upon exercise or vesting of equity awards, after shares are withheld for taxes, are subject to the stock ownership guidelines and a 50% retention ratio, as well as the nine-month holding period policy with respect to exercises of stock options and SARs, each as described in the Compensation Discussion and Analysis section above. No continuing named executive officer exercised options or SARs in 2018. Mr. McKay exercised SARs following his resignation from the company.

	Option Awards		Stock Awards
Name	Number of Shares Underlying Options/ SARs Exercised (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Mr. McInerney	—	—	184,667	$542,921

Ms. Groh	—	—	116,004	$339,987

Mr. Sheehan	—	—	210,667	$614,894

Mr. Schneider	—	—	238,000	$692,953

Mr. Bobitz	—	—	68,017	$198,364

Mr. McKay	54,000	$127,440	40,000	$116,000

(1)	Reflects the excess of the fair market value of the underlying shares at the time of exercise over the base price of the SARs.
(2)	Reflects the gross number of shares received upon the vesting of RSUs. Based on the tax withholding payment election, a portion of the shares reflected above may have been withheld to cover taxes due.
(3)	Reflects the fair market value of the underlying shares as of the vesting date.

Pension Benefits

The SERP is a non-qualified, defined benefit plan maintained to provide eligible executives with additional retirement benefits. The SERP was closed to new participants after December 31, 2009; therefore, Mr. McInerney was not eligible for the SERP when he joined the company in 2013. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 40% of the participant’s average annual compensation. Benefit service is defined as service since the plan’s inception date (September 27, 2005) or date of SERP participation, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the Retirement Account Feature of our Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes generally includes only base salary and annual cash incentive (each whether or not deferred).

The annual SERP benefit is calculated as described below:

Each participant in the SERP will partially vest with regard to their benefit when they reach age 55 and have earned five years of “future service” (i.e. service occurring after December 31, 2015). Once a SERP participant has earned five years of “future service” and has reached at least age 55, the participant will become partially vested based on a scale ranging from 50% at age 55 and increasing by 10% each year until the participant reaches full vesting at age 60. This change could result in the potential for earlier partial vesting for participants if they complete the required years of “future service.” If a participant resigns before vesting, then his or her SERP benefit will be forfeited. Only in certain circumstances will the SERP become fully vested upon termination prior to age 60, as described in the Executive Compensation-Potential Payments upon Termination or Change of Control section below. Benefit payments under the SERP will begin following a participant’s qualifying separation from service, but not earlier than age 60. The SERP has no provisions for acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2018;

•	Interest rate of 4.23%;

•	Mortality prescribed in Section 417(e) of the Internal Revenue Code (the “Code”) for lump sum payments from qualified plans;

•	Form of payment actuarially equivalent to a five-year certain and life benefit; and

•	Payments are guaranteed for the life of the participant.

All SERP benefit accruals will freeze as of December 31, 2020. In addition, existing SERP participants were offered an opportunity to make an irrevocable, one-time election before the end of 2015 to freeze their SERP benefit accruals early, effective December 31, 2015, and begin receiving restoration benefits under the Restoration Plan as of January 1, 2016 (Ms. Groh made this election; Messrs. Sheehan, Schneider, Bobitz, and McKay did not).

The table below reflects the present value of the accrued benefit as of December 31, 2018.

2018 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. McInerney(1)	*	—	—	—
Ms. Groh(2)	SERP	11.33	733,794	—
Mr. Sheehan	SERP	13.33	4,075,689	—
Mr. Schneider	SERP	13.33	4,383,630	—
Mr. Bobitz	SERP	13.33	2,015,468	—
Mr. McKay	SERP	13.33	1,682,960	—

(1)	The SERP was closed to new participants after December 31, 2009; therefore, Mr. McInerney was not eligible for the SERP when he joined the company in 2013.
(2)

Ms. Groh elected to freeze her SERP benefit as of December 31, 2015 in order to begin receiving restoration benefits under our Restoration Plan as described in the Executive Compensation—Pension Benefits section above.

Non-Qualified Deferred Compensation

The company maintains the Restoration Plan, a non-qualified defined contribution plan, which provides eligible executives, including our named executive officers, with benefits generally equal to any matching contributions that they are precluded from receiving under the 401(k) Savings Feature of our Retirement and Savings Plan as a result of restrictions under the Code (the “Restoration 401(k) Savings Feature”). For 2018, we provided a contribution credit equal to 5% of the participant’s eligible pay (base salary and annual cash incentive paid) in excess of the annual compensation limit in Section 401(a)(17) of the Code ($275,000 in 2018).

Since January 1, 2010, newly hired or promoted executive officers who were not already participants in the SERP have been eligible for up to two additional types of contributions within the Restoration Plan. For those eligible executive officers, the Restoration Plan provides supplemental benefits equal to the amount of contributions that executives are precluded from receiving under the Retirement Account Feature of our qualified Retirement and Savings Plan (the “Restoration Retirement Account Feature”). Current participants in the SERP will become eligible to receive Restoration Retirement Account Feature contributions effective as of the day their respective benefit accruals under the SERP become frozen, which was either on January 1, 2016 if they elected to freeze benefit accruals early (as Ms. Groh did), or on January 1, 2021 (applicable to Messrs. Sheehan, Schneider and Bobitz).

Participants become vested with respect to the Restoration 401(k) Savings Feature and Restoration Retirement Account Feature account balances as of the earlier of reaching age 60 or attaining three years of “future service” (i.e., service occurring after December 31, 2015).

In addition, certain executive officers are eligible for an additional 3% contribution credit on all eligible pay (the “Supplemental Contribution”). The Supplemental Contribution was closed to new participants after December 31, 2015, and is being eliminated entirely effective December 31, 2020. In 2018, Mr. McInerney was the only named executive officer eligible for this Supplemental Contribution provided under the Restoration Plan. The portion of the Restoration Plan balance attributable to the Supplemental Contribution vested upon his attainment of age 60 with at least five years of service.

Eligible executives, including our named executive officers, have had the opportunity to request that their Restoration Plan contribution credits (balances) be invested in or track a diverse array of generally available mutual fund investment options.

The company previously offered a voluntary Deferred Compensation Plan that provided participants with the ability to annually defer receipt of a portion of their base salary and/or annual incentive award in order to save and accumulate additional retirement funds on a before-tax basis. Earnings (and losses) were credited to executive accounts based on participant choices between 10 generally available mutual fund investment options. A participant could defer between 10% and 75% of his or her salary and between 25% and 85% of his or her annual incentive award and could elect to have such deferred amount, plus any earnings (or losses) thereon, paid upon the participant’s termination of employment (in a lump sum or over up to 10 annual installments), or elect to receive an in-service lump sum payment upon a specific date. Participants were always 100% vested in their Deferred Compensation Plan accounts. As of December 31, 2018, Ms. Groh and Mr. Bobitz were the only named executive officers who had a balance in the Deferred Compensation Plan. Effective for plan years beginning January 1, 2016, the company suspended future contributions to the plan.

2018 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)(3)
Mr. McInerney	Restoration	—	454,867	(51,942)	—	2,042,581
Ms. Groh	Restoration	—	127,139	(12,214)	—	503,112
	Deferred Compensation	—	—	(9,624)	—	147,650
Mr. Sheehan	Restoration	—	111,154	(24,194)	—	823,690
Mr. Schneider	Restoration	—	104,891	(26,890)	—	889,795
Mr. Bobitz	Restoration	—	50,683	(7,419)	—	272,945
	Deferred Compensation	—	—	(6,551)	28,347	46,050
Mr. McKay	Restoration	—	—	(17,220)	—	409,206

(1)

Reflects company contributions to the Restoration Plan made in 2019, which are based on 2018 earnings. The contributions are reported as compensation for 2018 in the All Other Compensation column of the 2018 Summary Compensation Table.

(2)	Mr. Bobitz elected to receive an in-service distribution in 2018 from his Deferred Compensation Plan balance at the time of his election to defer compensation.
(3)

Aggregate balances reported as of December 31, 2018 for the named executive officers include amounts that were reported in the Summary Compensation Tables for 2018 and years prior. For the Restoration Plan, the amount of compensation reported in the Summary Compensation Tables for 2018 and years prior is $1,872,015 for Mr. McInerney, $343,096 for Ms. Groh, $634,270 for Mr. Schneider, $517,543 for Mr. Sheehan, $129,403 for Mr. Bobitz, and $0 for Mr. McKay.

Potential Payments upon Termination or Change of Control

The following tables and narrative disclosure summarize the (i) compensation and benefits payable to each of the continuing named executive officers in the event of a termination of employment under various circumstances, assuming that such termination was effective as of December 31, 2018, and (ii) the compensation and benefits payment to Scott J. McKay pursuant to the separation agreement entered into in connection with his resignation as Chief Strategy Officer of the company (the “Separation Agreement”). The compensation and benefits described and quantified below are in addition to the compensation and benefits that would already be earned or vested upon such continuing named executive officer’s termination, including accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) Savings and Retirement Account Features of our Retirement and Savings Plan.

Involuntary Termination of Employment (Without a Change of Control)

In December 2014, the Compensation Committee approved the 2015 Severance Plan, which became effective as of January 1, 2015, in order to promote the retention of a select group of key employees, including our continuing named executive officers, by providing severance benefits in the event their employment is terminated under certain circumstances and to align with severance benefits commonly provided in our market for competing executive talent. The 2015 Severance Plan replaced the company’s prior severance plan, which expired by its terms on December 31, 2014.

In the event the employment of a continuing named executive officer was terminated without “cause” or by the executive for “good reason” (as such terms are defined in the 2015 Severance Plan) during 2018, such continuing named executive officer would be entitled to receive the following severance benefits under the 2015 Severance Plan:

•

Severance payment. The continuing named executive officer would receive a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two times the sum of base salary and target annual incentive, in the case of Mr. McInerney, and one times base salary plus one times target annual incentive for the other continuing named executive officers.

•

Pro rata annual incentive award. The continuing named executive officer would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the qualified termination occurs (determined at the end of such year based on actual performance results), prorated to the nearest half month to reflect the portion of the fiscal year that had elapsed prior to the date of termination.

•

Benefits payment. The continuing named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost of the employer portion to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the termination, multiplied by 12.

•

Partial vesting of time-based equity awards. Stock options, SARs, RSUs and other equity awards with time-based vesting restrictions held by the continuing named executive officer would become immediately vested as of the participant’s termination, but only with respect to a number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment (the remainder of such awards would be forfeited), and stock options and SARs would remain exercisable until the earlier of the first anniversary of the date of the qualified termination or the award’s regular expiration date. The continuing named executive officers did not have any unvested stock options or SARs as of December 31, 2018.

•

Vesting of performance-based long-term incentive awards. Performance-based equity and cash awards held by the continuing named executive officer for at least 12 months would remain outstanding and would be earned, if at all, based on actual performance through the end of the performance period, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination.

•

Retirement plan provisions. The continuing named executive officer would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he or she participates, provided he or she has been employed by the company for at least five years. All continuing named executive officers are already fully vested in the Restoration Plan balances as noted above in the 2018 Non-Qualified Deferred Compensation Plans Table.

To receive severance benefits under the 2015 Severance Plan, the executive would have to execute and deliver to us a general release of claims and agree to certain restrictive covenants, including a 12-month non-compete provision, 24-month restrictions on the solicitation of customers and employees, and restrictions on the use of confidential information.

The following table summarizes the payments and benefits that would have been payable to the continuing named executive officers under the 2015 Severance Plan and other retention incentives in the event of a termination without “cause” or by the executive for “good reason” on December 31, 2018.

	Mr. McInerney	Ms. Groh	Mr. Sheehan	Mr. Schneider	Mr. Bobitz
Cash Severance(1)	$6,000,000	$1,485,000	$1,800,000	$1,875,000	$1,100,000
Annual Incentive(2)	2,500,000	1,000,000	1,650,000	1,360,000	665,000
Payments Related to Health Benefits(3)	6,865	12,102	24,848	24,627	22,382
RSU Vesting(4)	2,008,465	523,980	740,935	984,812	271,832
PSU Vesting(5)	10,899,740	1,622,612	2,466,305	3,277,611	895,186
PCA Vesting(5)	N/A	—	—	—	—
SERP Vesting(6)	—	733,794	4,075,689	4,383,630	2,015,468

Total	$21,415,070	$5,377,488	$10,757,777	$11,905,680	$4,969,868

(1)

Reflects a cash severance in the amount of two times the sum of base salary and target annual incentive in the case of Mr. McInerney, and one times base salary plus one times target annual incentive in the case of the other continuing named executive officers.

(2)

Reflects an annual incentive award based on actual performance results through the end of 2018. Annual incentive awards under the 2015 Severance Plan are determined based on actual pro rata performance.

(3)	Represents a lump sum cash payment equal to the company cost of 12 months of continued health coverage.
(4)

Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2018 of $4.66) that would immediately vest as of the executive’s termination (the awards for which vesting would accelerate are those awards that would have become vested on the award’s next regularly scheduled vesting date based on continued employment).

(5)

Reflects the aggregate value of 2016-2018 and 2017-2019 PSUs that would remain outstanding following the executive’s termination, and could be earned, if at all, at the end of the performance period based on actual results, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination. Reflects a payout of 2016-2018 PSUs based on actual amounts awarded and a pro rata payout of 2017-2019 PSUs based on a maximum level of performance (in each case based on the closing price of Genworth common stock on December 31, 2018 of $4.66). Performance-based awards that have been held for less than one year at the time of termination are forfeited, and therefore the Chief Executive Officer would have forfeited the 2018-2020 PSUs and the other continuing named executive officers would have forfeited the PCAs, both granted on May 22, 2018.

(6)	Reflects the present value of each participating continuing named executive officer’s accumulated benefits under the SERP, as noted in the 2018 Pension Benefits Table, which would become fully vested.

Involuntary Termination Following a Change of Control

In December 2014, the Compensation Committee adopted the 2014 Change of Control Plan in order to continue to provide severance benefits to a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” following a change of control of the company. If an executive becomes eligible to receive benefits under the 2014 Change of Control Plan, he or she will not be eligible to receive benefits under the 2015 Severance Plan. The 2014 Change of Control Plan replaced and consolidated the company’s two prior change of control plans. As noted on page 43, the “double-trigger” provisions of the change of control severance benefits apply to the Oceanwide transaction. Therefore, the payment of the change of control severance benefits requires that Oceanwide terminates an executive officer’s employment without “cause” or by the executive officer for “good reason” after the close of the transaction.

Pursuant to the 2014 Change of Control Plan, a continuing named executive officer would receive payments and benefits in the event of a termination of employment without “cause” or by the executive with “good reason” within two years following a change of control of the company (each a “Qualified Termination” as defined in the Change of Control Plan). In the event of a Qualified Termination during 2018, such continuing named executive officer would be eligible to receive the following severance benefits under the 2014 Change of Control Plan:

•

Severance payment. The continuing named executive officer would receive a lump sum cash severance payment in an amount equal to two and one-half times the sum of his base salary and target annual incentive in the case of Mr. McInerney, and two times the sum of his or her base salary and target annual incentive in the case of the other continuing named executive officers, payable within 60 days following termination.

•

Pro rata annual incentive award. The continuing named executive officer would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the Qualified Termination occurs (determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target”), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.

•

Vesting of time-based equity awards. Stock options, SARs, RSUs and other stock awards with time-based vesting restrictions held by the continuing named executive officer would become immediately vested as of a Qualified Termination and would remain exercisable until the award’s regular expiration date. The continuing named executive officers did not have any unvested stock options or SARs as of December 31, 2018.

•

Vesting of performance-based long-term incentive awards. Performance-based equity and cash awards held by the continuing named executive officer would become vested and be deemed earned based on actual pro rata performance as of the date of a Qualified Termination, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target,” prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.

•

Payment related to health and life insurance benefits. The continuing named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost of the employer portion to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the qualified termination, multiplied by 18, and he or she would continue to receive life insurance coverage for 18 months.

•

Retirement plan provisions. The continuing named executive officer would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he or she participates. All continuing named executive officers are already fully vested in the Restoration Plan balances as noted above in the 2018 Non-Qualified Deferred Compensation Plans Table above as of December 31, 2018.

The 2014 Change of Control Plan provides that in the event the participant would be subject to a 20% excise tax under Section 4999 of the Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits would be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

The following table summarizes the payments and benefits that would have been payable to the continuing named executive officers under the 2014 Change of Control Plan and other retention incentives in the event of a Qualified Termination as of December 31, 2018:

	Mr. McInerney	Ms. Groh	Mr. Sheehan	Mr. Schneider	Mr. Bobitz
Cash Severance(1)	$7,500,000	$2,970,000	$3,600,000	$3,750,000	$2,200,000
Annual Incentive(2)	2,500,000	1,000,000	1,650,000	1,360,000	665,000
Payment Related to Health Benefits(3)	10,297	18,152	37,272	36,940	33,573
RSU Vesting(4)	5,164,832	732,123	1,054,707	1,402,655	403,864
PSU Vesting(5)	11,187,107	1,414,465	2,152,532	2,859,764	763,153
PCA Vesting(5)	N/A	500,000	500,000	666,667	300,000
SERP Vesting (6)	—	733,794	4,075,689	4,383,630	2,015,468
Continued Life Insurance (7)	33,560	15,454	17,121	34,328	24,832
280G Cut-Back (8)	—	(51,752)	—	—	(132,495)

Total	$26,395,796	$7,332,236	$13,087,321	$14,493,984	$6,273,395

(1)

Reflects a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two and one-half times base salary plus two and one-half times target annual incentive in the case of Mr. McInerney, or two times base salary plus two times target annual incentive in the case of the other continuing named executive officers.

(2)

Reflects lump sum cash payment of the current-year annual incentive award based on actual performance results through the end of 2018. Annual incentive awards under the 2014 Change of Control Plan are determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target.”

(3)	Reflects a lump sum cash payment equal to the company cost of 18 months of continued health coverage.
(4)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2018 of $4.66) which would immediately vest as of the executive’s termination.
(5)

Pursuant to the 2014 Change of Control Plan, 2016-2018, 2017-2019 and 2018-2020 PSUs and 2018-2020 PCAs would become vested and be deemed earned based on actual pro rata performance as of the date of a participant’s Qualified Termination, to the extent such performance can be reasonably established in the sole discretion of the Compensation Committee, or otherwise based on an assumed achievement of all relevant performance goals at “target.” Amounts in the table above reflect the aggregate value of 2016-2018 PSUs which would become vested based on actual amounts awarded through the end of the performance period, and the 2017-2019 and 2018-2020 PSUs and 2018-2020 PCAs which would become vested based on assumed achievement of performance goals at “target levels” with each award paid pro rata based on the portion of the performance period elapsed as of the Qualified Termination (in the case of PSUs based on the closing price of Genworth common stock on December 31, 2018 of $4.66).

(6)	Reflects the present value of each participating continuing named executive officer’s accumulated benefits under the SERP, as noted in the 2018 Pension Benefits Table, which would become fully vested.
(7)	Reflects the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.
(8)

If an executive’s total parachute payments exceed the 280G threshold amount by less than 10%, then the compensation payable to the executive will be reduced such that the total parachute payments to the executive do not exceed the 280G threshold amount (the amount of any such reduction is referred to as a “280G Cut-Back”).

Death or Disability

In the event of death or total disability, continuing named executive officers (or their designated beneficiary) would generally be eligible to receive the following:

•

Long-Term Incentive Awards. In the event of death, all unvested stock options and SARs would become vested and exercisable, all unvested RSUs would become vested, and unvested PSUs and PCAs held for at least one year would become vested on a pro rata basis as of the date of termination based on the number of full months elapsed from the inception of the performance period until the date of termination, and would pay out at the end of the regular performance period based on actual performance. In the event of termination due to total disability, the treatment of outstanding stock options, SARs, RSUs, PCAs and PSUs is the same as in the event of death, except that with respect to outstanding stock options, SARs and RSUs, any such equity awards not held for more than one year as of the date of termination would be forfeited. The continuing named executive officers did not have any unvested stock options or SARs as of December 31, 2018.

•	Annual Incentive. Continuing named executive officers (or their designated beneficiary) would receive a pro-rated portion of any annual incentive award, based on actual performance results.

•

Retirement Programs. Executive officers (or their designated beneficiary) would become vested in the SERP benefits shown in the 2018 Pension Benefits Table. Continuing named executive officers are vested in the balance of the Restoration Plan reported in the 2018 Non-Qualified Deferred Compensation Table (which includes the 2018 contribution to the Restoration Plan, based on 2018 compensation) as of December 31, 2018.

•

Life Insurance Programs. In the event of death, the beneficiary of the continuing named executive officer would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the continuing named executive officer would receive one year of continued Leadership Life Program premiums.

The following table summarizes the payments and benefits payable to the continuing named executive officers (or their designated beneficiary) in the event of death or total disability as of December 31, 2018:

	Mr. McInerney		Ms. Groh		Mr. Sheehan		Mr. Schneider		Mr. Bobitz
	Death	Disability	Death	Disability	Death	Disability	Death	Disability	Death	Disability
RSU Vesting(1)	$5,164,832	$1,721,092	$732,123	$732,123	$1,054,707	$1,054,707	$1,402,655	$1,402,655	$403,864	$403,864
PSU Vesting(2)	10,899,740	10,899,740	1,622,612	1,622,612	2,466,305	2,466,305	3,277,611	3,277,611	895,186	895,186
PCA Vesting(2)	N/A	N/A	—	—	—	—	—	—	—	—
Pro-Rated Annual Incentive Award(3)	2,500,000	2,500,000	1,000,000	1,000,000	1,650,000	1,650,000	1,360,000	1,360,000	665,000	665,000
SERP Vesting(4)	—	—	733,794	733,794	4,075,689	4,075,689	4,383,630	4,383,630	2,015,468	2,015,468
Leadership Life Program(5)	2,000,000	16,066	2,000,000	6,481	2,000,000	6,467	2,000,000	17,557	1,700,000	11,893
Executive Life Program(6)	1,427,500	—	1,427,500	—	1,439,900	—	1,429,900	—	1,427,500	—

Total	$21,992,072	$15,136,898	$7,516,029	$4,095,010	$12,686,601	$9,253,168	$13,853,796	$10,441,453	$7,107,018	$3,991,411

(1)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2018 of $4.66) which would immediately vest as of the executive’s death or total disability.
(2)

Reflects a payout of 2016-2018 PSUs based on actual amounts awarded and a pro rata payout of 2017-2019 PSUs based on a maximum level of performance (in each case based on the closing price of Genworth common stock on December 31, 2018 of $4.66). Performance-based equity and cash awards that have been held for less than one year at the time of termination are forfeited, and therefore the Chief Executive Officer would have forfeited the 2018-2020 PSUs and the continuing named executive officers would have forfeited the 2018-2020 PCAs both granted on May 22, 2018.

(3)	Reflects a pro rata portion of any annual incentive award, based on actual performance results.
(4)	Reflects the present value of each participating continuing named executive officer’s accumulated benefits under the SERP, as noted in the 2018 Pension Benefits Table, which would become fully vested.
(5)

Represents death benefits payable to the continuing named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.

(6)

Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the continuing named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. Upon a voluntary termination, a retirement-eligible executive would be eligible to receive the following:

•

Retirement Programs. The current definition of retirement for purposes of the SERP is attainment of age 60 with five years of service. As amended and described above, participants in the SERP may partially vest sooner after they reach age 55 and have earned five years of “future service” (i.e., service occurring after December 31, 2015) based on a scale ranging from 50% at age 55 and increasing by 10% each year until the participant reaches full vesting at age 60. The SERP was closed to new participants effective January 1, 2010; therefore, Mr. McInerney is not eligible for our SERP. The Restoration Plan currently vests upon termination if the participant is at least age 60 with respect to the Restoration 401(k) Savings and Restoration Retirement Account Feature account balances, and after age 60 with five years of service with respect to any Supplemental Contribution account balance.

As amended and described above, the Restoration Plan may also become vested after attaining three years of “future service” (i.e., service occurring after December 31, 2015) with respect to the Restoration 401(k) Savings Feature and Restoration Retirement Account Feature (there is no change to the vesting requirements for Supplemental Contributions). Benefits will be paid from the Restoration Plan in 10 annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.

•

Life Insurance Programs. The definition of retirement under the Leadership Life Program is age 60 with 10 years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until the later of age 65 or until a total of 10 annual premium payments have been made. For participants under the Executive Life Program prior to January 1, 2007, we will continue to pay the premium if the executive retires at age 60 with 10 years of service. For participants who joined the Executive Life Program after January 1, 2007, coverage will cease at termination.

•

Long-Term Incentive Awards. All unvested stock option, SAR and RSU awards that have been held for one year at the time of retirement would immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement. PSUs and PCAs would become vested on a pro rata basis, based on actual performance for the entire performance period.

Mr. McInerney was the only continuing named executive officer eligible for retirement under definitions of retirement for many of the plans in 2018. He became fully vested in January 2019 in the Restoration Plan balance noted in the Non-Qualified Deferred Compensation Table above upon meeting the required age and service requirements. Assuming retirement on December 31, 2018, Mr. McInerney would have been eligible to receive the following payments and benefits:

Mr. McInerney
RSU Vesting(1)	$1,721,092
PSU Vesting(2)	10,899,740
Pro-Rated Annual Incentive Award(3)	2,500,000

Total	$15,120,832

(1)	Reflects the aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2018 of $4.66) which would immediately vest as of the executive’s retirement.
(2)

Based on current progress toward goals, reflects a payout of 2016-2018 based on actual amounts awarded and pro-rata payout 2017-2019 PSUs based on a maximum level of performance is reflected in the table (in each case based on the closing price of Genworth common stock on December 31, 2018 of $4.66). Performance-based equity awards that have been held for less than one year at the time of termination are forfeited, and therefore Mr. McInerney would have forfeited his 2018-2020 PSUs granted on May 22, 2018.

(3)	Reflects a pro rata portion of any annual incentive award, based on actual performance results.

Separation Payments and Benefits to our Former Chief Strategy Officer

On February 14, 2018, Scott J. McKay resigned as Chief Strategy Officer of the company, and subsequently left the company on March 31, 2018 (“Separation Date”). Following his resignation, we entered into a Separation Agreement with Mr. McKay. The Separation Agreement includes a general release by Mr. McKay of any claims against us and certain related parties as well as certain restrictive covenants binding on Mr. McKay, including, without limitation, a covenant to not compete with Genworth for a one-year period following the Separation Date, a covenant not to solicit our employees for a one-year period following the Separation Date, a covenant not to disparage the company and a covenant protecting our confidential information.

In consideration of the foregoing release and covenants, and in recognition of Mr. McKay’s many years of service with the company and its predecessor businesses, we agreed to provide Mr. McKay with a one-time lump sum separation payment equal to two times his base salary plus two times his target bonus ($1,600,000 total) and a pro-rated portion of his annual incentive ($100,000), payable within 30 days of his separation. We also provided Mr. McKay with early vesting for previously-credited retirement benefits under the SERP. The present value as of December 31, 2018 of accumulated benefits under the SERP which became fully vested was $1,682,960, as noted in the 2018 Pension Benefits Table above. Mr. McKay will be eligible to commence receiving payments under the SERP when he reaches age 60 in accordance with the terms of the SERP. Additionally, we provided Mr. McKay with early vesting of his Restoration Plan, which would have otherwise become vested on December 31, 2018. The value of his Restoration Plan amount which became vested is $409,206, as noted in the 2018 Non-Qualified Deferred Compensation Table above. Mr. McKay also received a lump sum payment in the amount of $48,576, which was equal to the approximate company cost of 18 months of continued health insurance coverage, plus the cost of 9 months of life insurance coverage that the company would have paid for 2019.

Finally, Mr. McKay received a payment of $289,898, which was the then current value of his unvested outstanding long-term incentives at the time of his separation. The value of his outstanding PSUs was pro-rated for the portion of the performance period worked to determine this payout amount. After his separation, the following outstanding long-term incentives were cancelled: 90,000 PSUs, 61,956 RSUs and 510,000 SARs.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis section above, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	compensation programs that are performance-based and align executive officer incentives with stockholder interests over multiple timeframes;

•

annual incentives that are earned based on performance measured against specific financial and strategic objectives for an executive’s area of responsibility, together with a qualitative assessment of performance;

•	at-risk pay and compensation design that reflect an executive officer’s impact on company performance over time; and

•

appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements, net share retention ratio and net hold requirements with respect to equity grants.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement for the 2019 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the 2018 Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on Genworth, the Compensation Committee or our Board of Directors. However, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE

COMPENSATION DISCLOSURE RULES OF THE SEC.

EQUITY COMPENSATION PLANS

The following table gives information as of December 31, 2018 about common stock that may be issued under all of our existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(4)
Equity Compensation Plans Approved by Stockholders(1)	11,521,143	$11.52	25,047,572
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	11,521,143	$11.52	25,047,572

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan, 2012 Genworth Financial, Inc. Omnibus Incentive Plan and 2018 Genworth Financial, Inc. Omnibus Incentive Plan.
(2)

Includes shares issuable pursuant to the exercise or conversion of stock options, SARs, RSUs, PSUs and DSUs. The number of shares issuable upon exercise of SARs is calculated based on the excess, if any, of the closing price of our common stock on December 31, 2018 of $4.66 over the base price of the SARs. The number of shares issuable upon conversion of PSUs is calculated based on maximum payout levels until the performance period closes and the award settles.

(3)

Calculation of weighted-average exercise price of outstanding awards includes SARs (which are exercisable for shares of common stock for no consideration) and stock options, but does not include RSUs, PSUs and DSUs that convert to shares of common stock for no consideration. The weighted-average exercise price of outstanding stock options was $11.77. The weighted-average base price of outstanding SARs was $10.03.

(4)

Reflects shares reserved and available for future issuance under the 2018 Genworth Financial, Inc. Omnibus Incentive Plan. Under the plan, each stock option and SAR counts as one share against the share reserve, and each full-value award counts as 1.25 shares against the share reserve. Accordingly, a total of approximately 20,038,057 shares are available for issuance pursuant to grants of full-value stock awards.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our Board of Directors has established a policy, which is set forth in our Governance Principles, that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related persons,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and then select “Governance Principles.” Our Audit Committee’s key practices are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, select “Investors,” then select “Corporate Governance,” then select “Audit Committee” and finally select “Key Practices.”

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the company’s independent registered public accounting firm for 2018, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The committee has received the written disclosures and the letter from KPMG in accordance with PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the U.S. Securities and Exchange Commission. This report is provided by the following independent directors, who constitute the committee:

Robert P. Restrepo Jr., Chair

Thomas E. Moloney

Debra J. Perry

James S. Riepe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG LLP (“KPMG”) to audit our consolidated financial statements for 2018 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other accounting and advisory services in 2018.

We understand the need for KPMG to maintain objectivity and independence in its audit of our consolidated financial statements. As required by the Audit Committee’s charter and applicable SEC and Public Company Accounting Oversight Board (“PCAOB”) rules and regulations, the Audit Committee pre-approves all audit, audit-related, tax and other permitted non-audit services performed by KPMG, including the amount of fees payable for such services, to ensure that the provision of such services does not impair KPMG’s independence. The Audit Committee may not delegate this responsibility to management. Certain audit and audit-related services and fees are pre-approved by the Audit Committee on an annual basis in connection with the engagement of KPMG as the company’s independent registered public accounting firm for the fiscal year. Other audit, audit-related and permitted non-audit services have been pre-approved by the Audit Committee pursuant to our Audit Committee’s Key Practices and are subject to fee caps. Any other audit, audit-related and permitted non-audit services and all tax services must be specifically pre-approved by the Audit Committee.

The aggregate fees billed by KPMG in 2018 and 2017 for professional services rendered were:

Type of Fees	2018	2017
	(in millions)
Audit Fees(1)	$9.0	$8.8
Audit-Related Fees(2)	1.1	1.8
Tax Fees(3)	—	—
All Other Fees(4)	0.1	0.1

Total	$10.2	$10.7

(1)

Fees for services to perform an audit or review in accordance with either the standards of the PCAOB or similar bodies in other countries, or generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s consolidated financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

(2)

Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as audit and related services for employee benefit plan audits, internal control reviews, document production requests, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards, including in connection with the pending Oceanwide Transaction.

(3)

Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals and totaled $44,540 for 2018 and $49,774 for 2017. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities and totaled $0 for 2018 and 2017.

(4)	Fees not considered audit or audit-related, such as the actuarial services, workpaper access for strategic due diligence, and advice and assistance for the dissolution of entities.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements and to attest to the effectiveness of our internal control over financial reporting. The Audit Committee has selected KPMG as our independent registered public accounting firm for 2019. KPMG has served continuously as our independent auditor in connection with and since our initial public offering in 2004. KPMG is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

The Audit Committee recognizes the importance of maintaining the independence of the company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. In addition, the Audit Committee has adopted restrictions on our hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years. The Audit Committee and its chairperson are directly involved in the selection of the new lead partner.

Each year, the Audit Committee evaluates the qualifications, performance and independence of the company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on KPMG and its peer firms; (ii) KPMG’s tenure as our independent auditor and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and technical expertise; and (iv) KPMG’s independence.

Based on this evaluation, the members of the Audit Committee and our Board of Directors believe that the continued retention of KPMG is in the best interests of the company and our stockholders.

KPMG representatives are expected to attend the 2019 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2019.

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the 2019 Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the 2019 Annual Meeting:

(1) to elect the eight nominees named in this Proxy Statement as directors until the next annual meeting;

(2) to approve, on an advisory basis, the compensation of our named executive officers;

(3) to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2019; and

(4) to transact such other business as may properly come before the 2019 Annual Meeting or any adjournment thereof.

What is the recommendation of the Board of Directors with respect to each proposal?

The Board of Directors recommends votes:

•	FOR the election of the eight nominees named in this Proxy Statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2019.

Will any other matters be presented for a vote at the 2019 Annual Meeting?

At this time, we are not aware of any other matters that will be presented for a vote at the 2019 Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote at the 2019 Annual Meeting?

All holders of our Class A Common Stock, par

value $0.001 (our “common stock”), issued and outstanding at the close of business on October 18, 2019 (the “record date”) are entitled to vote at the 2019 Annual Meeting. As of the record date, there were 503,465,078 shares of our common stock issued and outstanding. Each share outstanding on the record date will be entitled to one vote.

How do I vote my shares?

Record Holders. Stockholders of record may vote their shares in person at the 2019 Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the 2019 Annual Meeting. Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern time on December 11, 2019. Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

Beneficial Holders. If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Your ability to vote over the Internet or by telephone depends on the voting procedures of your bank, broker or other nominee. If you wish to attend the 2019 Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

Retirement Plan Holders. If you hold shares of our common stock through the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”) or the Genworth Financial Canada Stock Savings Plan (the “Canada Plan”), you will receive instructions about how to direct the trustee of your plan to vote your shares. Please review these voting instructions to determine your ability to vote over the Internet or by telephone.

Proxies or voting instruction forms submitted by mail, telephone or Internet will be voted in the manner indicated by the individuals named on the proxy or the voting instruction form.

What if I sign and return my proxy or voting instructions but do not specify how to vote my shares?

Record Holders. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares:

•	FOR the election of the eight nominees named in this Proxy Statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2019.

Beneficial Holders. If you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of KPMG but such shares will not be voted with respect to the election of directors, or the proposal to approve, on an advisory basis, the compensation of our named executive officers.

Retirement Plan Holders. If you hold your shares through the Retirement and Savings Plan and submit your voting instruction form but do not specify how to vote your shares, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If, however, you hold shares through the Canada Plan, and, in either case, you do not direct how to vote those shares, those shares will not be voted.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy before the 2019 Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;

•	returning a later-dated proxy card;

•	sending your notice of revocation to our Corporate Secretary; or

•	attending the 2019 Annual Meeting and voting in person.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern time on December 11, 2019. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy.

Who can attend the 2019 Annual Meeting?

You are entitled to attend the 2019 Annual Meeting only if you are a holder of record or a beneficial owner of our common stock as of the record date, or you hold a valid proxy for the 2019 Annual Meeting.

In the event you plan to attend the 2019 Annual Meeting, please follow the below instructions:

If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the 2019 Annual Meeting.

If you are a beneficial owner of Genworth shares and a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the 2019 Annual Meeting.

What is a quorum?

In order for business to be conducted at the 2019 Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is required for the items of business at the 2019 Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the 2019 Annual Meeting.

Election of directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock at the meeting, in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and “broker non-votes” counting as votes neither for nor against such director’s election. Under our Bylaws, any incumbent director who is a nominee in an uncontested election who does not receive a majority of votes cast shall promptly tender his or her resignation from the Board of Directors following the certification of the stockholder vote. Any resignation so received will not be made effective until it is acted upon by the Board of Directors. The Nominating and Corporate Governance Committee will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the reason for the decision. The director resignation procedures set forth in our Bylaws do not apply to contested elections of directors.

The Board of Directors has proposed eight nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the Board of Directors has not determined that the election will be contested, and each director will be elected by a majority of votes cast.

Advisory vote to approve named executive officer compensation. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the non-binding, advisory vote to approve the compensation of our named executive officers. The vote is advisory, and therefore not binding on the company, the Management Development and Compensation Committee or our Board of Directors. However, the Management Development and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Ratification of the selection of KPMG as our independent registered public accounting firm for 2019. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the ratification of the selection of KPMG as our independent registered public accounting firm for 2019.

Other matters. The affirmative vote of the holders of a majority of shares of our common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other matters.

How are abstentions and broker non-votes counted?

Because the election of directors is uncontested, directors will be elected by a majority of votes cast, as provided under our Bylaws. Abstentions will not be counted in determining whether a director has received a majority of the votes cast for his or her election. Abstentions will have the same effect as votes “against” the advisory vote to approve named executive officer compensation, and the proposal to ratify the selection of KPMG as our independent registered public accounting firm for 2019.

If a bank, broker or other nominee returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on the election of directors. Broker non-votes do not count as votes and, therefore, will not be counted in determining whether a director has received a majority of the votes cast for his or her election.

Brokers also do not have the discretionary authority to cast an advisory vote on named executive officer compensation. As a result, brokers will not be treated as entitled to vote on this matter and, therefore, will not have any effect on the outcome of the proposal.

The ratification of the selection of KPMG as our independent registered public accounting firm for 2019 is deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.

Who counts the votes?

The Board will continue, as it has in past years, to retain an independent tabulator to receive and tabulate the proxies and appoint an independent inspector of election to certify the results.

What are the costs for soliciting proxies for the 2019 Annual Meeting?

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2018 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $16,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2020 Annual Meeting?

The rules of the U.S. Securities and Exchange Commission (the “SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Pursuant to those rules, any proposal for inclusion in Genworth’s proxy materials for an annual meeting held in 2020 (the “2020 Annual Meeting”) would have to be received at our principal executive offices on or before July 4, 2020. However, if the date of the 2020 Annual Meeting changes by more than 30 days from the anniversary of the 2019 Annual Meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for the 2020 Annual Meeting. Although Genworth and Oceanwide remain committed to satisfying the closing conditions under the Merger Agreement as soon as possible, if we hold a 2020 Annual Meeting, we expect that such meeting would be held on or about July 23, 2020. Further, if we were to hold the 2020 Annual Meeting on or about that date, we would expect to begin printing and sending the proxy materials for such meeting commencing on or about June 10, 2020. In that case, because we would have moved the 2020 meeting date by more than 30 days from the anniversary of the 2019 Annual Meeting, proposals submitted for inclusion in Genworth’s 2020 proxy materials would have to be received a reasonable time before we print and send our proxy materials. Genworth is requesting that any stockholder proposals for inclusion in the 2020 proxy materials be submitted no later than February 28, 2020, if the meeting is moved more than 30 days from the anniversary of the 2019 Annual Meeting. Proposals for inclusion in our 2020 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at the 2020 Annual Meeting of Stockholders. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, since we expect that, if held, the 2020 Annual Meeting will occur on a date that is more than 30 days before the anniversary of the 2019 Annual Meeting, the stockholder must deliver written notice to us not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2020 Annual Meeting or the tenth (10th) day following the day on which we first publicly announce the date of such meeting. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. Our Bylaws provide that business proposals that comply with all rules and requirements of the SEC and are included in our Proxy Statement are deemed to comply with the advance notice procedures in our Bylaws.

All notices of intention to present director nominations or other business proposals at the 2020 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to: Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

Where can I find the voting results of the 2019 Annual Meeting?

The preliminary voting results will be announced at the 2019 Annual Meeting. In addition, within four business days following the 2019 Annual Meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified. The final voting results will also be posted in the corporate governance section of our website. To view the results, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and finally select “2019 Annual Meeting Results.”

May I request electronic delivery of proxy statements and annual reports in the future?

Stockholders of record may elect to receive future proxy statements and annual reports electronically by providing consent to electronic delivery online at www.proxyvote.com. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or Broadridge Financial Solutions, Inc., in accordance with applicable law, that you wish to resume mail delivery of these documents. If you hold your Genworth common stock through a bank, broker or other nominee, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this Proxy Statement and Genworth’s 2018 Annual Report electronically?

This Proxy Statement and Genworth’s 2018 Annual Report may be viewed online at www.proxyvote.com.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s 2018 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2018, without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. In addition, the 2018 Annual Report may be accessed at our website. To view, go to www.genworth.com, select “Investors,” then select “SEC Filings” and finally select “Annual Reports.” Our Form 10-K for the fiscal year ended December 31, 2018 also may be accessed at the SEC’s website at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with Genworth and the Board of Directors?

The Board of Directors has established a process for stockholders and other interested persons to communicate directly with Genworth and its non-management directors. Information regarding this process, including how to email or write our non-management directors, may be found on our website. To view this process, go to www.genworth.com, select “Investors,” then select “Corporate Governance” and finally select “Contact the Board.” Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through the methods specified on our website. You may direct your communications to our non-management directors as a group or individually, or to any committee of the Board of Directors. The Corporate Secretary or Genworth’s ombudsman monitor, review and sort all written communications to the non-management directors. Communications related to matters that are within the scope of the responsibilities of the Board of Directors are forwarded to the Board of Directors, the relevant committee of the Board or an individual director, as appropriate.

The Corporate Secretary or Genworth’s ombudsman forward correspondence related to routine business and customer service matters to the appropriate management personnel. The Corporate Secretary or Genworth’s ombudsman will immediately consult with the Audit Committee Chairman, who will determine whether to communicate further with the Audit Committee and/or the full Board of Directors with respect to any correspondence received relating to accounting, internal accounting controls, auditing matters or officer conduct.

Letters may be sent to the non-management directors as a group or individually, care of the Corporate Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

In addition, letters may be sent directly to Genworth, care of the Corporate Secretary or Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

©2019 Genworth Financial, Inc. All rights reserved.

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GENWORTH FINANCIAL, INC. C/O CORPORATE SECRETARY 6620 WEST BROAD STREET RICHMOND, VA 23230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information:

Stockholders:

You must vote these shares no later than 11:59 p.m. ET on December 11, 2019.

Participants in the Genworth Financial, Inc. Retirement and Savings Plan:

You must vote these shares no later than 11:59 p.m. ET on December 9, 2019.

Members in the Genworth Financial Canada Stock Savings Plan:

You must vote these shares no later than 5:00 p.m. ET on December 10, 2019.

Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions:

Stockholders:

You must vote these shares no later than 11:59 p.m. ET on December 11, 2019.

Participants in the Genworth Financial, Inc. Retirement and Savings Plan:

You must vote these shares no later than 11:59 p.m. ET on December 9, 2019.

Members in the Genworth Financial Canada Stock Savings Plan:

You must vote these shares no later than 5:00 p.m. ET on December 10, 2019.

Have your proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E85735-P29649-Z75803	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

GENWORTH FINANCIAL, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE IN PROPOSAL 1 BELOW AND “FOR” PROPOSALS 2 AND 3.

1. Election of Directors

Nominees:	For	Against	Abstain

1a. G. Kent Conrad	☐	☐	☐

1b. Melina E. Higgins	☐	☐	☐

1c. Thomas J. McInerney	☐	☐	☐

1d. David M. Moffett	☐	☐	☐

1e. Thomas E. Moloney	☐	☐	☐

1f. Debra J. Perry	☐	☐	☐

1g. Robert P. Restrepo Jr.	☐	☐	☐

1h. James S. Riepe	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

		For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

3.	Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, or trustee, please give your full title.

For joint accounts each owner must sign. Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on December 12, 2019:

Genworth’s proxy statement and annual report to stockholders are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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E85736-P29649-Z75803

GENWORTH FINANCIAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 12, 2019

Stockholder:

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Thomas J. McInerney, Kelly L. Groh, and Michael J. McCullough, and each of them jointly and severally, proxies, with full power of substitution, to represent and to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders to be held on Thursday, December 12, 2019, at 3:00 p.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated November 1, 2019, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

Participant in the Genworth Financial, Inc. Retirement and Savings Plan (the “Plan”):

The undersigned participant in the Plan hereby directs The Bank of New York Mellon (“BNYM”) as Trustee for the Plan, to vote all shares of Class A Common Stock of Genworth Financial, Inc. allocated to the undersigned’s account under the Plan at the 2019 Annual Meeting of Stockholders to be held on Thursday, December 12, 2019, at 3:00 p.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated November 1, 2019, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

THIS PROXY VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PLAN PARTICIPANT. IF THIS PROXY VOTING INSTRUCTION CARD IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH’S CLASS A COMMON STOCK HELD IN THE UNDERSIGNED’S ACCOUNT UNDER THE PLAN WILL BE VOTED IN THE SAME PROPORTION AS SHARES OF GENWORTH’S CLASS A COMMON STOCK FOR WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PLAN PARTICIPANTS, UNLESS BNYM DETERMINES TO VOTE OTHERWISE, CONSISTENT WITH ITS OBLIGATIONS UNDER ERISA. ALL INSTRUCTIONS RECEIVED BY BNYM FROM INDIVIDUAL PARTICIPANTS WILL BE HELD IN CONFIDENCE.

Member in the Genworth Financial Canada Stock Savings Plan (the “Canadian Plan”):

The undersigned member in the Canadian Plan hereby directs Sun Life Financial, as Trustee for the Canadian Plan, to vote all shares of Class A Common Stock of Genworth Financial, Inc. allocated to the undersigned’s account under the Canadian Plan at the 2019 Annual Meeting of Stockholders to be held on Thursday, December 12, 2019, at 3:00 p.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated November 1, 2019, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

THIS PROXY VOTING INSTRUCTION FORM WHEN PROPERLY COMPLETED AND SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED MEMBER. IF THIS PROXY VOTING INSTRUCTION FORM IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH’S CLASS A COMMON STOCK HELD IN THE UNDERSIGNED’S ACCOUNT UNDER THE PLAN WILL NOT BE VOTED.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(PLEASE MARK, SIGN AND DATE ON REVERSE SIDE)